EXHIBIT 10.14.1

AGREEMENT OF LIMITED PARTNERSHIP

OF

PARNASSOS COMMUNICATIONS, L.P.

DATED AS OF DECEMBER 30, 1998

TABLE OF CONTENTS

			Page
AGREEMENT OF LIMITED PARTNERSHIP			1
PRELIMINARY STATEMENT			1
AGREEMENTS			1
1.	Certain Definitions		1
2.	Formation: Term		9
	2.1	Formation	9
	2.2	Term	9
	2.3	Tax Classification	9
3.	Name of Partnership; Names, Address and Partnership Interests of the Partners; Registered Office; Principal Place of Business; Foreign Qualification; Fiscal Year		9
	3.1	Name of Partnership	9
	3.2	Names and Addresses of the Partners	10
	3.3	Registered Office	10
	3.4	Principal Place of Business	10
	3.5	Foreign Qualification	11
	3.6	Fiscal Year	11
	3.7	Property	11
4.	Purpose		11
5.	Limited Partners		12
	5.1	Management of the Partnership	12
	5.2	Limited Liability	12
	5.3	Certificates	12
	5.4	New Limited Partners	12
	5.5	Withdrawal from the Partnership	12
	5.6	Power of Attorney	13
6.	General Partners		13
	6.1	Exculpation	13
	6.2	Withdrawal from the Partnership	13
7.	Management of the Partnership		14
	7.1	Board of Representatives Powers	14
	7.2	Appointment and Removal of Representatives	15
	7.3	Meetings of the Board of Representatives	15
	7.4	Procedural Matters	16
	7.5	Limitations	16
	7.6	Certain Acquisitions	18
	7.7	Control	19
	7.8	Management of Subsidiaries	19
8.	Capital Contributions		19
	8.1	Initial Contribution	19
	8.2	No Additional Contributions	20
	8.3	Other Matters	20

i

9.	Additional Capital Contributions		20
	9.1	Optional Capital Contributions	20
	9.2	Change in Applicable Percentages	21
10.	Income and Losses		21
	10.1	Allocations Generally	21
	10.2	Special Allocations	22
	10.3	Tax Allocations: Code Section 704(c)	24
	10.4	Allocation in Event of Transfer	24
	10.5	Alternative Allocations	24
11.	Distributions		25
	11.1	Distributions at the Option of the Board of Representatives	25
12.	Restrictions on Sale and Transfer of Partnership Interests and Other Matters		25
	12.1	Limitation on Transfers	25
	12.2	Agreements with Successors	26
	12.3	Transfers of Interests in Partners	26
	12.4	Treatment of Transferees and Successors	26
13.	Termination Process		27
	13.1	Put and Call Rights	27
	13.2	Procedures	29
	13.3	Sale of Partnership	38
14.	Books and Records		38
	14.1	Complete Books	38
	14.2	Method of Recordkeeping	39
	14.3	Determination of Book Value of Partnership Assets	39
	14.4	Determination of the Fair Market Value of Assets	40
	14.5	Reports	40
	14.6	Tax Information	41
	14.7	Designation of Tax Matters Partner	41
15.	Bank Accounts		41
16.	Dissolution and Winding-Up of Partnership		42
	16.1	Dissolution of the Partnership	42
	16.2	Winding-Up of the Partnership	42
17.	Other Activities		43
	17.1	Other Ventures	43
	17.2	Restricted Activities	44
	17.3	Prohibited Cross-Interests	46
18.	Indemnification of Partners		49
	18.1	Indemnification	49
19.	Expenses		50
	19.1	Compensation and Reimbursement	50
20.	Removal of Adelphia General Partner		51
	20.1	Standards for Removal	51
	20.2	Effects and Consequences	51
21.	Miscellaneous		52

ii

21.1	Notices	52
21.2	Entire Agreement	52
21.3	Counterparts	53
21.4	Further Assurances	53
21.5	Variations of Pronouns	53
21.6	Non-Waiver	53
21.7	Survival of Rights, Duties and Obligations	53
21.8	Severability	53
21.9	Confidentiality	53
21.10	Governing Law	54
21.11	Table of Contents and Headings	54
21.12	Representations and Warranties of Partner	54

SCHEDULES

Schedule I	General Partners and Limited Partners
Schedule II	Applicable Percentages
Schedule III	Affiliate Transactions

iii

AGREEMENT OF LIMITED PARTNERSHIP

        THIS AGREEMENT OF LIMITED PARTNERSHIP is entered into as of December 30, 1998, by and among Adelphia Western New York Holdings, L.L.C. and TCI Adelphia Holdings, LLC, as General Partners, and the Persons listed on Schedule I hereto as Limited Partners.

PRELIMINARY STATEMENT

        The Adelphia Partners and the TCI Partner are the partners in Parnassos, L.P., a Delaware limited partnership and have agreed to contribute, assign and transfer all of their right, title and interest in the partnership interests in Parnassos, L.P. to the Partnership being formed pursuant to this Agreement. The Partnership intends to contribute, assign and transfer a 1% limited partner interest in Parnassos, L.P. to its wholly-owned limited liability company, Parnassos Holdings, LLC, and intends to hold a 99% general partner interest in Parnassos, L.P. The parties desire to enter into this Agreement to provide for the formation of the Partnership, the allocation of profit and loss and other proceeds of the Partnership between the Partners, the respective rights, obligations and interests of the Partners to each other and to the Partnership, and certain other matters.

AGREEMENTS

        In consideration of the mutual covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

1.    Certain Definitions.

        In addition to the other terms defined elsewhere herein, the following terms shall have the respective meanings set forth below unless the context otherwise requires:

          "Act" shall mean the Revised Uniform Limited Partnership Act of the State of Delaware, as the same may be amended from time to time.

          "Adelphia" shall mean Adelphia Communications Corporation.

          "Adelphia General Partner" means Adelphia Western New York Holdings, L.L.C. and its respective Successors or Permitted Transferees under this Agreement as a General Partner.

          "Adelphia Parent Class A Common Stock" means (i) the Class A Common Stock of Adelphia, or any other class of common stock of Adelphia resulting from (x) successive changes or reclassifications of such Class A Common Stock or (y) a subdivision or combination of such Class A Common Stock or (ii) the class of common stock of any successor to Adelphia or other third party that directly or indirectly acquires control of Adelphia for which the Class A Common Stock of Adelphia is exchanged (or, in the case of any subsequent successor or other subsequent third party acquirer, the class of common stock used by such successor to acquire control); provided that in the case of any acquisition of control effected other than with common stock, then the relevant class of common stock shall be the class of common stock of such party held by the largest number of its shareholders; provided further that with respect to any other class of common stock of Adelphia referred to in Clause (i)(y) above, TCI Parent shall have the option of designating (A) the Class A Common Stock of Adelphia that is outstanding at the time of such designation or (B) a combination of such Class A Common Stock of Adelphia and any other class of common stock of Adelphia resulting from a subdivision or combination of such Class A Common Stock, in any proportion, to constitute Adelphia Parent Class A Common Stock for purposes of Section 13 of this Agreement.

          "Adelphia Partners" means the Adelphia General Partner and the Limited Partners identified on Schedule I as Adelphia Partners and their respective successors or Permitted Transferees under this Agreement.

          "Adjusted Capital Account Deficit" shall mean, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

            (i)    Crediting to such Capital Account any amounts that such Partner is obligated to restore to the Partnership pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

            (ii)   Debiting from such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          "Affiliate" shall mean, with respect to any Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or under common control with the specified Person.

          "Applicable Percentages" shall mean initially the percentages set forth on Schedule II hereto, subject to any adjustments made in accordance with the terms of this Agreement.

          "Asset Acquisition" shall mean (i) an investment by the Partnership in any other Person, pursuant to which such Person becomes a Subsidiary of the Partnership or is merged, consolidated, amalgamated with or into, or is liquidated into, the Partnership or any of its Subsidiaries, or (ii) the acquisition by the Partnership or any of its Subsidiaries of the assets of any Person (other than the Partnership or any of its Subsidiaries) that constitute a division or line of business or operating business (even if not a separate division or line of business) of such Person, including, without limitation, the acquisition by the Partnership or any of its Subsidiaries of any cable television system or other business.

          "Asset Disposition" shall mean the sale or other disposition by the Partnership or any of its Subsidiaries (other than to the Partnership or another Subsidiary of the Partnership) (i) of all or substantially all of the capital stock of any Subsidiary of the Partnership, or (ii) of the assets that constitute a division or line of business or operating business (even if not a separate division or line of business) of the Partnership or of any of its Subsidiaries, including, without limitation, the sale or disposition by the Partnership or any of its Subsidiaries of any cable television system or other business.

          "Bankruptcy Law" shall mean Title II, United States Code, or any similar federal or state law providing for the relief of debtors, or, with respect to a Person organized under or domiciled in a foreign jurisdiction, any similar law of such foreign jurisdiction.

          "Board of Representatives" shall mean the Board of Representatives described in Article 7 hereof.

          "Book Value" shall have the meaning given to it in Section 14.3.

          "Business Day" shall mean a day other than a Saturday or Sunday or other day on which banks are authorized or required by law to close in the City of New York.

          "Call" shall have the meaning specified in Section 13.1.1 hereof.

          "Call Notice Date" shall have the meaning specified in Section 13.1.1 hereof.

          "Capital Account" shall mean a separate account maintained for each Partner as part of the books and records of the Partnership, which shall equal the aggregate value of such Partner's

  Initial Capital Contributions, increased by (a) the amount of cash contributed by such Partner to the Partnership after the date hereof, (b) the Book Value without regard to Code Section 7701(g) of property contributed by such Partner to the Partnership after the date hereof, (c) allocations of Income to the Partner, and (d) the amount of any Partnership liabilities assumed (or taken subject to) by such Partner, and reduced by (a) allocations of Loss to the Partner, (b) the amount of cash distributions by the Partnership to such Partner after the date hereof, (c) the Fair Market Value of any property distributed to the Partner by the Partnership, and (d) the amount of any Partner liabilities assumed (or taken subject to) by the Partnership. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Regulations.

          "Capital Contribution" shall mean, collectively, with respect to any Partner, the Initial Capital Contributions and Optional Capital Contributions of such Partner.

          "Capitalized Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" means the rental obligations, as aforesaid, under such lease.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment Amount" shall have the meaning given to it in Section 9.1.3 hereof.

          "Consents" shall mean, collectively, the Consents (as defined in the Contribution Agreement).

          "Contribution Agreement" shall mean the Asset Contribution Agreement, dated as of January 8, 1998, as amended from time to time, among Western NY Cablevision, LP. (formerly known as Parnassos, L.P.) and the other parties named therein.

          "Contribution Date" shall have the meaning given to it in Section 9.1.3 hereof.

          "Control(s)" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Credits" shall mean the credits against tax provided for under the Code or under any applicable state or local law.

          "Custodian" shall mean any receiver, trustee, assignee, liquidator, custodian or similar officer under any Bankruptcy Law.

          "Disagreement Event" shall mean a good faith, substantial disagreement of the General Partners with respect to a fundamental matter taken or proposed to be taken by the Partnership (such as the adoption of an operating budget or a significant financial transaction proposed for the Partnership by the Adelphia General Partner and irrespective of whether the TCI General Partner or its Representatives have any right to consent to such matter), provided that the General Partners have negotiated in good faith to resolve such disagreement (with each General Partner having the obligation to act reasonably in attempting to resolve such disagreement), and such disagreement has remained unresolved or unremedied for a period of at least two years.

          "Discounted Fair Market Value of the Partnership" shall mean (a) the sum of (i) the Discounted Value of the Partnership's Businesses and (ii) any current assets of the Partnership (excluding inventory), such assets calculated as of the date of the closing of the Put, Call or Early

  Put, as defined and determined in accordance with GAAP less (b) any liabilities of the Partnership, calculated as of the date of the closing of the Put, Call or Early Put, defined and determined in accordance with GAAP.

          "Discounted Value of the Partnership's Businesses" shall mean 95% of the Value of the Partnership's Businesses.

          "Due Date" shall have the meaning given to it in Section 9.1.3 hereof.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

          "Event of Withdrawal" shall have the meaning given to it in Section 6.2 hereof.

          "Fair Market Value" shall mean the cash price at which a willing seller would sell and a willing buyer would buy, both having full knowledge of the relevant facts and being under no compulsion to buy or sell, in an arm's-length transaction without time constraints.

          "Fair Market Value of the Partnership" shall mean (a) the sum of (i) the Value of the Partnership's Businesses and (ii) any current assets of the Partnership (excluding inventory), such assets calculated as of the date of the closing of the Put, Call or Early Put, as defined and determined in accordance with GAAP less (b) any liabilities of the Partnership, calculated as of the date of the closing of the Put, Call or Early Put, as the case may be, defined and determined in accordance with GAAP.

          "Final Investment Banker" shall have the meaning given to it in Section 14.4 hereof.

          "GAAP" shall mean generally accepted accounting principles as in effect from time to time.

          "General Partner" shall mean each of the Adelphia General Partner and the TCI General Partner, or any Successor to or Permitted Transferee of either such party, for so long as such Person shall hold a General Partnership Interest in the Partnership.

          "General Partnership Interest" shall mean a Partner's interest, if any, in the Partnership as a General Partner.

          "Income" shall mean the gross income and gains of the Partnership for federal income tax purposes plus (a) income of the Partnership exempt from tax and described in Code Section 705(a)(1)(B), (b) the excess, if any, of the Fair Market Value of distributed property over its Book Value and (c) the amount of any increase in the Book Value of Partnership property pursuant to Sections 14.3.3 and 14.3.4. In computing Income, items of income and gain relating to Partnership assets shall be computed based upon the Book Values of the Partnership's assets rather than upon the assets' adjusted basis for federal income tax purposes.

          "Indebtedness" of any Person means (without duplication) (i) all indebtedness of such Person for borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person to pay the deferred purchase price of property or services; (iv) all obligations of such Person as lessee under Capitalized Leases; (v) obligations of such Person in respect of letters of credit or other similar forms of surety obligations to the extent treated as debt for purposes of calculating applicable financial leverage covenants for purposes of the Partnership's senior credit facilities, as in effect at the time of determination; and (vi) obligations of such Person under guarantees in respect of, and obligations of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of other Persons (excluding any guarantee of any obligations of any Subsidiary of the Partnership) of the kind referred to in clauses (i) through (v) above; provided that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business or obligations under or related to cable television franchises or licenses entered into in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations or liabilities as described in the foregoing sentence and shall be the amount that would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP.

          "Initial Capital Contribution" means the contribution to the Partnership by a Partner on the date hereof.

          "Limited Partner" shall mean any Person holding a limited partnership interest in the Partnership.

          "Limited Partnership Interest" shall mean a Partner's interest in the Partnership as Limited Partner.

          "Loss" shall mean the deductions and gross losses of the Partnership for federal income tax purposes, plus (a) items of expenditures described in (or treated as described in) Code Section 705(a)(2)(B), (b) the excess, if any, of the Book Value of distributed property over its Fair Market Value and (c) the amount of any decrease in the Book Value of Partnership property pursuant to Sections 14.3.3, 14.3.4 and 14.3.5. In computing Loss, items of deduction and loss relating to Partnership assets shall be computed based upon the Book Values of the Partnership's assets rather than upon the assets' adjusted basis for federal income tax purposes.

          "Management Agreement" shall mean the Management Agreement, dated as of the date hereof, between Parnassos and Adelphia Cablevision, Inc. as the same may be amended from time to time in accordance with its terms.

          "Nonrecourse Deductions" shall mean losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities of the Partnership. The amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with Treasury Regulations Section 1.704-2(c).

          "Nonrecourse Liability" shall have the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

          "Operating Cash Flow" shall mean, for any Person, for any period, an amount equal to (i) the net income (or loss) of such Person (exclusive of any extraordinary gain or loss and of any gain or loss realized in such period upon an Asset Disposition), plus (ii) the sum of depreciation, amortization, income tax expense (other than income tax expense (either positive or negative) attributable to extraordinary or nonrecurring gains or losses or sales of assets), Consolidated Interest Expense, management fees paid or payable under the Management Agreement or otherwise, the fees paid or payable to SSI under the Programming Supply Agreement and other non-cash charges, in each case to the extent deducted in determining such net income, all as determined on a consolidated basis in accordance with GAAP consistently applied. References to the Partnership's Operating Cash Flow shall mean the Operating Cash Flow of the Partnership and its Subsidiaries.

          "Operating Cash Flow Ratio" shall mean, for any Person, on any applicable date, the ratio of (i) the aggregate amount of Indebtedness of such Person on such date to (ii) four times the Operating Cash Flow of the Partnership for the most recent fiscal quarter for which financial information in respect thereof is available immediately prior to such date. In making the foregoing calculation, pro forma effect shall be given to any Asset Acquisition or Asset Disposition to the extent that either the outstanding Indebtedness incurred in connection therewith or income or loss generated therefrom were not included for the whole period in computing the Operating Cash Flow Ratio.

          "Optional Capital Contribution" shall have the meaning given to it in Section 9.1.1 hereof.

          "Partner Nonrecourse Debt" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

          "Partner Nonrecourse Debt Minimum Gain" shall have the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

          "Parnassos" shall mean Parnassos, L.P., a Delaware limited partnership in which the Partnership holds a 99% general partner interest.

          "Partner Nonrecourse Deductions" shall mean losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Partner Nonrecourse Debt. The amount of Partner Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

          "Partners" shall mean the General Partners and the Limited Partners, and their respective Successors or permitted Transferees under this Agreement, and "Partner" shall mean any of such Partners.

          "Partnership" shall mean the partnership formed under this Agreement in accordance with the Act.

          "Partnership Interest" shall mean any Limited or General Partnership Interest of a Partner in the Partnership, including the right of such Partner to benefits to which it may be entitled under, and the obligations of such Partner to comply with, all the terms and provisions of this Agreement.

          "Partnership Minimum Gain" shall mean the excess of the Partnership's Nonrecourse Liabilities over the adjusted tax basis of property securing such Liabilities. The amount of Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(d).

          "Person" shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, association, trust, joint-stock company, unincorporated organization or other entity or a government or any agency or political subdivision thereof.

          "Put" shall have the meaning specified in Section 13.1.2 hereof.

          "Put Notice Date" shall have the meaning specified in Section 13.1.2 hereof.

          "Representative" shall mean any individual designated by a General Partner to act in accordance with the terms of this Agreement, and the term "Representatives" shall mean any two or more individuals so designated.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Sprint PCS Partnership Agreement" shall mean the Agreement of Limited Partnership dated March 28, 1995 among Sprint Spectrum, L.P., TCI Network Services, Comcast Telephony Services and Cox Telephony Partnership, as amended.

          "Subsidiary" shall mean, with respect to any Person, any other Person controlled by such first Person.

          "Successor" shall have the meaning given to it in Section 12.1.

          "TCI General Partner" means TCI Adelphia Holdings, LLC and its Successors or Permitted Transferees under this Agreement.

          "TCI Owners" shall mean the corporations that are members of the TCI Partner as of the time of consummation of the transactions contemplated by the Contribution Agreement and any subsequent corporations that become members as permitted in accordance with the terms of this Agreement.

          "TCI Parent" shall mean TCI Communications, Inc.

          "TCI Partner" shall mean the TCI General Partner and its Successors or Permitted Transferees under this Agreement.

          "Transferee" shall mean each Person (other than a Successor) that acquires a Partnership Interest from a Partner in accordance with the terms of this Agreement.

          "Value of the Partnership's Businesses" shall mean the going concern value of the respective businesses of the Partnership as of the Call Notice Date, the Put Notice Date or the Early Put Notice Date, as the case may be, as determined by mutual agreement of the General Partners or by appraisal in accordance with the provisions of Section 13.2 hereof. It is understood and agreed that to the extent the Partnership has any Subsidiaries, in making the determination of value of the Partnership, the Subsidiaries shall be taken into account.

        Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Contribution Agreement.

2.    Formation; Term.

        2.1    Formation.

        The parties have agreed to form and do hereby form the Partnership as a Delaware limited partnership in accordance with the terms of this Agreement. The Partnership shall come into existence upon the filing of a Certificate of Limited Partnership (the "Certificate of Limited Partnership") with the Office of the Secretary of State of Delaware pursuant to the Act. Except as provided in this Agreement, all rights, liabilities and obligations of the Partners (in their capacities as such), both as between themselves and with respect to Persons not parties to this Agreement, shall be as provided in the Act, and this Agreement shall be construed in accordance with the provisions of the Act. To the extent that the rights or obligations of any Partner are different by reason of any provision of this Agreement from what they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

        2.2    Term.

        The Partnership shall commence upon the filing of the Certificate of Limited Partnership in accordance with the Act, and shall continue until July 31, 2018, unless earlier terminated as herein provided.

        2.3    Tax Classification.

        Notwithstanding any other provision of this Agreement, no Partner or employee of the Partnership may take any action (including the filing of a U.S. Treasury Form 8832 Entity Classification Election) that would cause the Partnership to be characterized as an entity other than a partnership for federal income tax purposes without the affirmative unanimous consent of the Partners. A determination of whether any action will have the effect described in the preceding sentence will be based upon a declaratory judgment or similar relief obtained from a court of competent jurisdiction, a favorable ruling from the IRS, or the receipt of an opinion of counsel reasonably satisfactory to the General Partners.

3.    Name of Partnership; Names, Address and Partnership Interests of the Partners; Registered Office; Principal Place of Business; Foreign Qualification; Fiscal Year.

        3.1    Name of Partnership.

        (a)   The name of the Partnership shall be Parnassos Communications, LP. or such other name or names as the Board of Representatives shall hereafter from time to time determine, subject to subparagraph (c) below. In using its name in any written material, the Partnership shall, to the extent appropriate and feasible, identify itself as Parnassos Communications, L.P. or such other name as the Board of Representatives shall hereafter from time to time determine, subject to subparagraph (c) below.

        (b)   The business of each of the cable television systems owned by the Partnership shall be conducted under the name "Adelphia Cable" or such other trade names agreed to by the Board of Representatives, subject to subparagraph (c) below. In using its trade name in any written material, each cable television system owned by the Partnership shall, to the extent appropriate and feasible, identify itself as a division of the Partnership. Each other business of the Partnership shall be conducted under the name of the Partnership or, upon compliance with applicable laws, any other name that the Board of Representatives deems appropriate or advisable.

        (c)   Notwithstanding the foregoing in subparagraph (a) and (b), without the prior written consent of the TCI Partner, under no circumstances shall the Board of Representatives use the name "TCI" or derivations thereof in the name of the Partnership or in any trade name under which the business of the Partnership is conducted.

        (d)   The Partnership shall file any assumed name certificates and similar filings, and any amendments thereto, that the Board of Representatives considers appropriate or advisable. Such names and trade or service names, marks, emblems or logos used by the Partnership shall be the exclusive property of the Partnership, and no Person shall have any right to use, and each Partner agrees not to use, any of said names, marks, emblems or logos other than on behalf of the Partnership.

        3.2    Names and Addresses of the Partners.

        The names and addresses of the Partners are as set forth on Schedule I, as the same may be amended from time to time pursuant to the terms of this Agreement.

        3.3    Registered Office.

        The registered office of the Partnership in the State of Delaware shall be located at The Prentice Hall Corporation System, Inc., 32 Loockerman Square, Suite L-1OO, Dover, Kent County, Delaware 19901. The name of the registered office or registered agent of the Partnership at such address shall be The Prentice Hall Corporation System, Inc. The Board of Representatives of the Partnership may change the registered office or registered agent of the Partnership in the state of Delaware at any time and in connection therewith shall cause an appropriate amendment to the Certificate of Limited Partnership to be filed with the Secretary of State of Delaware.

        3.4    Principal Place of Business.

        The principal office of the Partnership shall be at Main at Water Street, Coudersport, PA 16915 or at such place or places as the Board of Representatives shall from time to time determine.

        3.5    Foreign Qualification.

        The General Partners shall take all necessary actions to cause the Partnership to be authorized to conduct business legally in all appropriate jurisdictions, including registration or qualification of the Partnership in those jurisdictions that provide for registration or qualification.

        3.6    Fiscal Year.

        The Partnership's fiscal year ("Fiscal Year") shall be the fiscal year ending March 31. The Partnership shall have the same Fiscal Year for income tax purposes and for financial and partnership accounting purposes.

        3.7    Property.

        Except as otherwise contemplated herein, all assets and property, whether real, personal, or mixed, tangible or intangible, including contractual rights, owned or possessed by the Partnership shall be held or possessed in the name of the Partnership or in the name of an appropriate nominee, and such assets, property, and rights shall be deemed to be owned or possessed by the Partnership as an entity; and no Partner shall have any separate ownership interest in such assets, property, or rights. Each Partner's interest in the Partnership shall constitute personal property for all purposes.

4.    Purpose.

        (a)    Generally.    Subject to Sections 7.5 and 17.2, the purposes of the Partnership shall be, to the extent permitted under applicable law, to engage in the business, directly or indirectly, through interests in one or more Subsidiaries, of:

          (i)    acquiring, developing, owning, operating, managing, and selling the cable television systems, sports networks and other assets currently held by Subsidiaries of the Partnership;

          (ii)   acquiring, developing, owning, operating, managing and selling additional cable television systems;

          (iii)  acquiring, developing, owning, operating, managing, and selling, or investing in, businesses related to the operation of cable television systems;

          (iv)  developing, owning, operating, managing, and selling residential and business telephony services associated with such cable television systems, including alternative access services, personal communications services and other similar services;

          (v)   developing, owning, operating, managing, and selling other businesses that utilize broadband distribution facilities, in addition to residential and business telephony services;

          (vi)  managing cable television systems;

          (vii) conducting other businesses as determined by the Board of Representatives; and

          (viii) engaging in all activities and transactions incidental to the foregoing (including owning or leasing real property and incurring debt).

        (b)    Effect on Partnership Powers.    The listing of the purposes of the Partnership in this Section 4 shall not be construed to limit or impair the limitations on actions that may be taken by the Partnership as set forth in Section 7.5 or any of the other limitations expressly set forth in this Agreement.

5.    Limited Partners.

        5.1    Management of the Partnership.

        The Limited Partners who are not also General Partners shall take no part in the management or control of the business and affairs of the Partnership and shall have no right or authority to act for or to bind the Partnership or to take part or in any way to interfere in the conduct or management of the Partnership or to vote on matters relating to the Partnership other than as provided in the Act or as set forth in this Agreement.

        5.2    Limited Liability.

        No Limited Partner that is not also a General Partner shall have any personal liability in its capacity as a Limited Partner to the creditors of the Partnership for the debts, liabilities or other obligations of the Partnership except to the extent of the amount contributed by such Limited Partner to the capital of the Partnership and its interest in the Partnership's assets and undistributed profits or as expressly provided in the Act.

        5.3    Certificates.

        Each of the Limited Partners shall use its best efforts to furnish promptly all information, certificates or forms as may be requested by the General Partners in order for the Partnership to comply with applicable legal requirements provided that the General Partners shall treat such information confidentially pursuant to Section 21.9 hereof.

        5.4    New Limited Partners.

        The Partnership, may, subject to receipt of the consent specified in Section 7.5, from time to time admit one or more new Limited Partners, on terms and conditions determined by the Board of Representatives.

        5.5    Withdrawal from the Partnership.

        No Limited Partner may withdraw from the Partnership or transfer in whole or in part its Partnership Interest (except in accordance with the terms of this Agreement) prior to the dissolution and winding up of the Partnership without the consent of the General Partners.

        5.6    Power of Attorney.

        Each Limited Partner who is not also a General Partner, by its execution of a counterpart of this Agreement, hereby irrevocably constitutes and appoints each General Partner, its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents and instruments as may be necessary or appropriate to carry out the provisions of this Agreement, including:

          (a)   the Certificate of Limited Partnership and other certificates and instruments or amendments or amendments thereof which the General Partners deem appropriate to qualify or continue the Partnership as a limited partnership in any jurisdiction in which the Partnership may conduct the business of the Partnership.

          (b)   all acts necessary to implement an action otherwise expressly permitted or required hereunder, provided that any conditions to such action contained herein shall have been fully satisfied; and

          (c)   all certificates or instruments which the General Partners deem appropriate to reflect any dissolution, winding up, liquidation and termination of the Partnership.

        The foregoing appointment shall be deemed irrevocable and to be a power coupled with an interest and shall survive the Incapacity of any Person hereby giving such power.

6.    General Partners.

        6.1    Exculpation.

        No General Partner shall be liable, directly or indirectly, to any other Partner (in its capacity as such), and each Partner, to the fullest extent permitted by law, waives any rights or claims against the General Partners, for any loss, claim, damage or liability arising from any act or omission performed or omitted by it in connection with this Agreement or in its capacity as a General Partner of the Partnership, except to the extent any such loss, claim, damage or liability is attributable to such General

Partner's gross negligence, bad faith, willful misconduct, fraud, breach of its duties under the Act or willful breach of its duties herein.

        6.2    Withdrawal from the Partnership.

        No General Partner may withdraw from the Partnership (including taking any action to dissolve itself or other action that might result in a withdrawal from the Partnership under the Act or applicable law) without the consent of the other General Partner (subject to the right of transfer set forth in Section 12 hereof and subject to the provisions of Section 20 hereof), other than upon the dissolution and winding up of the Partnership in accordance with the terms of Section 16 hereof. For purposes hereof, the occurrence of an event described in Section 17-402(a)(4) or (a)(5) of the Act shall not constitute a withdrawal from the Partnership by the General Partner.

        Without limiting any other rights or remedies that the Partnership or the other Partners may have at law or equity, including without limitation any right to monetary damages and rights under the Act, upon any withdrawal from the Partnership by a General Partner in violation of this Agreement (an "Event of Withdrawal"), then and in such event notwithstanding any other provision of this Agreement to the contrary (a) all Representatives of the Withdrawing General Partner shall be deemed to have resigned from the Board of Representatives and such General Partner shall have no further right to designate any Representatives; (b) no consent of the Withdrawing General Partner or the Representatives of the Withdrawing General Partner required under any provision of this Agreement shall any longer be required and the remaining General Partner and its Representatives shall be entitled to grant all such consents and take all actions relating to the Partnership and its business; and (c) the General Partnership Interest of the Withdrawing General Partner shall be converted into a Limited Partnership Interest and the withdrawing General Partner shall not have any right to demand or receive any payment for the fair value of such withdrawing General Partner's Partnership Interest, except upon the dissolution and winding up of the Partnership in accordance with and subject to the terms of Section 16 hereof.

7.    Management of the Partnership.

        7.1    Board of Representatives Powers.

        Except as otherwise expressly provided for herein or in the Management Agreement, the business of the Partnership shall be managed by the Board of Representatives pursuant to the provisions of this Agreement. The Board of Representatives shall have exclusive authority and full discretion with respect to the management of the business of the Partnership, subject to the provisions of the Management Agreement; provided however, any power of the Board of Representatives may also be exercised by the unanimous action of the General Partners.

          7.1.1    Each General Partner agrees that, except for the designation and removal of Representatives by a General Partner pursuant to Section 7.2 hereof, or as otherwise expressly provided herein or in the Management Agreement, no General Partner acting alone shall give any consent on any matter or take any other action as a General Partner, including, without limitation, acting on behalf of or binding the Partnership, unless such consent, matter or other action shall first have been adopted or approved by the Board of Representatives, in accordance with the provisions of this Article 7 or otherwise under the terms of this Agreement.

          7.1.2    All decisions of the Board of Representatives shall be by resolution duly adopted. Except as otherwise expressly provided for in this Agreement, all actions and decisions of the Board of Representatives may be taken by majority vote of the full Board of Representatives. The Board of Representatives may delegate such general or specific authority to the officers of the Partnership as it from time to time considers desirable, and the General Partners or the officers of the Partnership may exercise the authority granted to them, subject to any restraints or limitations imposed by the Board of Representatives and the provisions of Section 7.5 below and any other express provisions of this Agreement.

          7.1.3    It is understood and agreed that notwithstanding anything to the contrary contained herein, or in the Programming Supply Agreement, between Parnassos and Satellite Services, Inc. ("SSI") (the "Programming Supply Agreement"), any termination right of Parnassos provided for in the Programming Supply Agreement may be exercised by a majority vote of the Board of Representatives, and in the event of any termination of the Programming Supply Agreement, the references to the Programming Supply Agreement in this Agreement shall no longer apply.

        7.2    Appointment and Removal of Representatives.

          7.2.1    The Board of Representatives shall consist of five voting members, three members to be appointed by the Adelphia General Partner and two members to be appointed by the TCI General Partner, subject to the provisions of Section 20.2 below.

          7.2.2    Each General Partner shall use its good faith efforts to designate its Representatives as promptly as is reasonably practicable so that the Board shall at all times contain the number of voting Representatives provided for in Section 7.2.1.

          7.2.3    Any General Partner may at any time, by written notice to the other General Partner, remove its Representatives, with or without cause, and substitute Representatives to serve in their stead. No Representative shall be removed from office, with or without cause, without the consent of the General Partner that designated him.

          7.2.4    In the event any Representative is unwilling or unable to serve as such or is removed from office by the General Partner that designated him, before the transaction of any other business by the Board of Representatives, such General Partner shall designate the successor replacement to such Representative.

          7.2.5    The written notice of a General Partner appointing a Representative shall in each case set forth such Representative's business and residence address and business telephone number.

          7.2.6    Each General Partner shall promptly give written notice to the other General Partner of any change in the business or residence address or business telephone number of any of its Representatives.

          7.2.7    No compensation of, or expenses incurred by, the Representatives incident to their duties and responsibilities as such under this Agreement shall be paid by, or charged to, the Partnership.

          7.2.8    The Chairman and Secretary of the Board of Representatives shall be chosen by the Board of Representatives.

        7.3    Meetings of the Board of Representatives.

        The Board of Representatives shall hold regular meetings each quarter at such time and place as shall be determined by the Board of Representatives. Special meetings of the Board of Representatives may be called at any time by any Representative upon not less than three Business Days' prior notice. Except as otherwise determined by the Board of Representatives, all special and regular meetings of the Board of Representatives shall be held at the principal office of the Partnership.

        7.4    Procedural Matters.

          7.4.1    Each Representative shall have one vote in all matters presented to the Board of Representatives for decision or approval.

          7.4.2    Unless waived in writing by all of the Representatives (before or after a meeting) at least three Business Days' prior notice of any meeting shall be given to each Representative. Such notice shall state the purpose for which such meeting has been called.

          7.4.3    Any action required or permitted to be taken by the Board of Representatives may be taken without a meeting if the number of members of the Board of Representatives required hereunder to consent to such action, consent in writing to such action. Such consent shall have the same effect as a vote of the Board of Representatives. Prompt notice of any written action taken without the consent of all Representatives shall be given to all nonconsenting Representatives following the taking of such action. Members of the Board of Representatives shall have the power to participate in a meeting of the Board of Representatives by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and be heard, and such participation shall constitute presence in person at the meeting.

          7.4.4    The Board of Representatives shall cause to be kept a book of minutes of all of its meetings in which there shall be recorded the time and place of each such meeting, whether regular or special, and if special, by whom called, the notice thereof given, the names of those present, and the proceedings thereof.

        7.5    Limitations.

        Notwithstanding any provision in this Agreement to the contrary, and in addition to any other consent or approval that may be required by the express terms of this Agreement, the Partnership shall not take, or cause or permit Parnassos, L.P. or Parnassos Holdings, LLC to take, and neither General Partner individually shall have the authority to cause the Partnership to take, any of the following actions without (a) the consent of the General Partners or (b) the unanimous consent in person or in writing of all members of the Board of Representatives:

          (i)    issue any equity interests in the Partnership; provided that such consents shall not be required for issuance of equity provided pursuant to Section 9.1.3;

          (ii)   incur any Indebtedness, or consummate any transaction, such that immediately after the incurrence of such Indebtedness or consummation of such transaction, the Partnership's Operating Cash Flow Ratio would exceed 7.5 to 1;

          (iii)  enter into or modify or amend in any material respect any transaction with any Affiliate of any Partner unless the transaction is in the ordinary course of the Partnership's business and is on terms that are no less favorable to the Partnership than could have been obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of a Partner; provided that (1) the agreements and transactions described on Schedule III hereto are hereby approved; (2) the transactions contemplated under Section 7.6 relating to the provision of financing by the Partnership under the circumstances specified in, and in accordance with the terms of, Section 7.6 are hereby approved; and (3) transactions contemplated in connection with exercise of rights and performance of obligations in Sections 13 and 16 in accordance with the provisions of such Sections are hereby approved;

          (iv)  dissolve or liquidate except in accordance with the terms hereof;

          (v)   become a party to any consolidation, merger, recapitalization or other form of reorganization;

          (vi)  redeem or repurchase any equity interest in the Partnership (except in accordance with the terms on which such interest was issued);

          (vii) convert the Partnership to corporate form;

          (viii) initiate or settle any material litigation of the Partnership;

          (ix)  make a call for Optional Capital Contributions (it being understood that the TCl General Partner and its representatives on the Board of Representatives shall act reasonably in considering a request for an Optional Capital Contribution called for by the Adelphia General Partner or its Representatives on the Board of Representatives);

          (x)   sell or dispose of all or a substantial portion of the Partnership's assets, except as contemplated in Section 13 below or in connection with the dissolution and liquidation of the Partnership as provided for in Section 16 hereof; provided that except as contemplated in Section 13 below or in connection with the dissolution and liquidation of the Partnership as provided for in Section 16 hereof, notwithstanding the foregoing, no sale or disposition of assets shall be permitted without the approval of the TCI General Partner if such sale or disposition would result in the allocation of income or gain to the TCI Partner pursuant to Section 704(c) of the Code; provided, however, that the limitations of this clause (x) shall not apply to any pledging of assets by any Person to secure any Indebtedness of such Person permitted by this Agreement or to any disposition of assets upon the exercise of any rights granted by such a pledge;

          (xi)  enter into a new line of business (which shall not include the purchase of the Buffalo Sabres contemplated herein) not otherwise then being conducted by either (x) four of the top ten multiple system cable operators in the United States or (y) TCI Parent or its Affiliates; or

          (xii) acquire the assets of, or ownership interests in, any business that would as a consequence of such acquisition result in the Partnership immediately after such acquisition conducting business outside of the States of New York, Pennsylvania or Ohio.

        7.6    Certain Acquisitions.

        (a)   The TCI Partner acknowledges the ownership interest of Sabres, Inc. ("Sabres"), a wholly owned subsidiary of Adelphia, in Niagara Frontier Hockey, L.P. ("Niagara"), the owner of the Buffalo Sabres. The TCI Partner agrees that if a reasonable opportunity is presented for acquisition of the ownership interests of parties other than Sabres in Niagara, then if so determined by the Adelphia General Partner at its sole option, the Partnership will use commercially reasonable efforts to acquire such interests and also to acquire the interests of Sabres (on the same basis as the acquisition of such third parties), subject to applicable NHL restrictions, all on terms and conditions as reasonably determined by the Adelphia General Partner, with the consent of the TCI General Partner, which consent may be granted or withheld at the sole discretion of the TCI General Partner. If the TCI General Partner withholds its consent to such acquisition(s) by the Partnership, if the Adelphia General Partner (or its Affiliate(s)) desire to consummate such acquisition(s), the Partnership shall provide financing necessary for the Adelphia General Partner (or its Affiliate) to consummate such acquisition, at market rates. and on such other commercially reasonable terms as determined by the Adelphia General Partner, it being understood and agreed that notwithstanding anything to the contrary contained in this Agreement, no consent of the TCI Partner (or its Representatives) shall be required in connection with such financing so long as (i) immediately following the consummation of such financing the Partnership's Operating Cash Flow Ratio would not exceed 7.5 to 1; and (ii) prior to any such financing, a written determination is obtained from the NHL (which shall mean from an authorized representative, such as the general counsel of the NHL) confirming that such financing by the Partnership will not hinder or impair the ability of the TCI Partner or any of its Affiliates (assuming full qualification of such TCI Partner or its Affiliates under applicable NHL rules and regulations) to obtain NHL approval with respect to any proposed acquisition of any interest in any NHL hockey team other than the Buffalo Sabres.

        (b)   The Adelphia Partners agree that if an Affiliate of TCI Parent proposes to acquire another NHL team, if the Partnership is the owner of the Buffalo Sabres, the Partnership will use good faith efforts to permit such Affiliate to do so under applicable NHL policies.

        (c)   If at any time after acquisition of the Buffalo Sabres by the Partnership, the Partnership is required to divest itself of the Buffalo Sabres, the Adelphia General Partner (or an Affiliate thereof) shall have the right to acquire the Buffalo Sabres at Fair Market Value (as determined by an independent qualified appraiser mutually chosen by the General Partners, whose fee shall be paid for by the Partnership, unless the General Partners are able to agree within a reasonable time on such Fair Market Value). The Partnership shall provide financing necessary for the Adelphia General Partner (or its Affiliate) to consummate the foregoing acquisitions, at market rates, and on such other commercially reasonable terms as determined by the Adelphia General Partner, it being understood and agreed that notwithstanding anything to the contrary contained in this Agreement, no consent of the TCI Partner (or its Representatives) shall be required in connection with such financing so long as (i) immediately following the consummation of such financing the Partnership's Operating Cash Flow Ratio would not exceed 7.5 to 1 and (ii) prior to any such financing, a written determination is obtained from the NHL (which shall mean from an authorized representative, such as the general counsel of the NHL) that such financing by the Partnership will not hinder or impair the ability of the TCI Partner or any of its Affiliates (assuming full qualifications of such TCI Partner or its Affiliates under applicable NHL rules and regulations) to obtain NHL approval with respect to any proposed acquisition of any interest in any NH hockey team other than the Buffalo Sabres.

        7.7    Control.

        It is the express intent and agreement of the Partners that the Adelphia General Partner controls the Partnership for purposes of consolidating the operations of the Partnership with Adelphia for purposes of GAAP and applicable Securities and Exchange Commission rules, regulations and guidelines and that the limitations provided for in Section 7.5 and other applicable sections of this Agreement are designed to provide the TCI Partner with protection as a minority partner, but are not intended to affect such control by the Adelphia General Partner described herein. The foregoing shall not be construed as affecting in any way the rights of the TCI Partner under this Agreement.

        7.8    Management of Subsidiaries.

        The Partnership shall not take any action as the sole or managing member or sole or managing general partner of any Subsidiaries without the unanimous consent of the members of the Board of Representatives or the unanimous consent of the General Partners if such action could not be taken by the Partnership directly without such unanimous consent.

8.    Capital Contributions.

        8.1    Initial Contribution.

        Simultaneously with the execution of this Agreement, the Partners shall each contribute to the Partnership their interests in Parnassos pursuant to the Contribution and Assignment Agreement (99% Interest) and the Contribution and Assignment Agreement (1% Interest) (the "Capital Contribution Agreements").

        The aggregate Book Value of the Initial Capital Contribution shall be equal to the Fair Market Value on July 31, 1998 of the assets contributed to Western NY Cablevision, LP. (formerly known as Parnassos, L.P.) (the "Original Partnership") pursuant to the Contribution Agreement as adjusted for the Income and Loss of the Original Partnership through December 31, 1998.

        The aggregate Book Value of the Initial Capital Contribution shall be allocated among the assets contributed to the original Partnership based on the Fair Market Value of such assets. The Adelphia General Partner and the TCI General Partner shall negotiate in good faith to reach agreement on the

Fair Market Value of such assets and if they are unable to reach agreement, either General Partner can request that the Fair Market Value of such assets shall be determined by an appraisal to be conducted by an independent appraisal firm agreed to by the Adelphia General Partner and the TC General Partner and retained by the Partnership, at the Partnership's expense, with experience in the valuation and appraisal of assets similar to such assets.

        8.2    No Additional Contributions.

        Except as provided in the Capital Contribution Agreements, no Partner will be required to make contributions to the Partnership and the negative Capital Account balance of a Partner shall not be considered an asset of the Partnership.

        8.3    Other Matters.

        No Partner shall be paid interest on any Capital Contribution to the Partnership or on such Partner's Capital Account. Except as otherwise provided hereby, without the consent of the General Partners, no Partner shall have the right to receive distributions in kind in return for its Capital Contributions. Except as otherwise herein provided or as provided under the Act, no Partner shall have any right to receive the return of its Capital Contributions, except as and to the extent permitted, upon dissolution of the Partnership pursuant to Section 16 hereof or with the consent of the General Partners and in compliance with applicable law. The General Partners shall not be personally liable for the return of the Capital Contributions of the Partners, or any portion thereof, it being expressly understood and agreed that any such return shall be made solely from Partnership assets.

9.    Additional Capital Contributions.

        9.1    Optional Capital Contributions.

          9.1.1    Optional Capital Contributions.

          In response to a call for optional capital contributions, each Partner shall have the right, but not the obligation, to make optional capital contributions of cash to the Partnership (hereinafter "Optional Capital Contributions").

          9.1.2    Call for Capital Contributions.

          A call for capital contributions may be made at any time by the Board of Representatives subject to the provisions of Section 7.5 hereof.

          9.1.3    Call Procedures.

          A call for Optional Capital Contributions shall be issued by or on behalf of the Board of Representatives by a notice that shall specify the aggregate amount of the call (the "Call Amount"). Such notice shall be sent to all Partners. The notice shall specify a date on which the Optional Capital Contribution is to paid which shall be not less than 15 days nor more than 30 days following the date of the notice by which the call was effected (the "Contribution Date"). No Partner shall be obligated to satisfy any such call; provided that the TCI General Partner and its Representatives shall have an obligation to act reasonably in approving a call for Optional Capital Contributions proposed by the Adelphia General Partner Representatives. To satisfy a call for Optional Capital Contributions, a Partner shall on or before the date that is 10 days after the date of the notice (the "Due Date") provide the Partnership with a written commitment to pay to the Partnership cash in an amount equal to its Applicable Percentage multiplied by the Call Amount (the "Commitment Amount"). If the aggregate Commitment Amounts are less than the Call Amount, then each Partner which has provided such a written commitment shall be advised simultaneously by the Partnership of that fact within five days of the Due Date and shall be given an opportunity for 10 days following receipt of such advice to withdraw such commitment or, alternatively, to provide the balance of the Call Amount. Any Partner so withdrawing such commitment shall not be obligated to make any contribution to the Partnership in respect of such commitment. If the Partners elect not to make contributions of all of the Call Amount, the Adelphia General Partner may (but shall have no obligation to) elect either (a) to provide funds in an amount equal to the Call Amount (directly or through an Affiliate) as new preferred equity, it being understood and agreed that such new preferred equity shall not affect the Applicable Percentages, shall have a preference over other equity with respect to distributions from the Partnership and shall be issued on commercially reasonable terms at market rates, all as reasonably determined by the Adelphia General Partner (which equity shall not be subject to the limitations or approval rights of the TCI General Partner under Section 7.5(i) or (iii)); (b) to provide such funds (directly or through an Affiliate) as a loan on commercially reasonable terms at market rates, as reasonably determined by the Adelphia General Partner (which loan shall not be subject to the limitations or approval rights of the TCI General Partner or its Representatives under Section 7.5(ii) but shall be subject to the approval rights of the TCI General Partner or its Representatives under Section 7.5(ii), if applicable); or (c) to obtain loans from third parties on such terms and conditions as the Adelphia General Partner shall determine (which loan shall be subject to the limitations or approval rights of the TCI General Partner or its Representatives under Section 7.5(ii), if applicable). In the event the Adelphia General Partner (or an Affiliate thereof) elects to provide equity pursuant to the preceding sentence, the TCI Partner agrees that it shall execute any necessary amendments to this Agreement to reflect the terms and conditions of such equity.

        9.2    Change in Applicable Percentages.

        The Applicable Percentage of each Partner shall be adjusted upon the admission of any new Limited Partner to the percentages determined by the General Partners.

10.    Income and Losses.

        10.1    Allocations Generally

          10.1.1   Except as otherwise provided in this Agreement, all Loss of the Partnership shall be allocated among the Partners for each Fiscal Year (or portion thereof) in accordance with their Applicable Percentages.

          10.1.2   Except as otherwise provided in this Agreement, all Income shall be allocated in the following order of Priority:

            10.1.2.1   first, to the Partners having deficit balances in their Capital Accounts (computed by giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all Fiscal Years), to the extent of, and in proportion to, those deficits;

            10.1.2.2   second, so as to cause the credit balance in each Partner's Capital Account to bear a ratio to the credit balances in all Partners' Capital Accounts equal to such Partner's Applicable Percentage; and

            10.1.2.3   thereafter, in accordance with the Partners' Applicable Percentages.

          10.1.3   The Loss allocated to a Limited Partner pursuant to Section 10.1.1 shall not exceed the maximum amount of Loss that can be allocated to such Limited Partner without causing such Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All Loss in excess of the limitations set forth in this Section 10.1.3 shall be allocated to the General Partner in the same Partner Group (as defined in the Contribution Agreement) as the Limited Partner from whom such Excess Loss is required to be allocated in accordance with their Applicable Percentages.

          10.1.4   Notwithstanding any other provision of this Article 10 to the contrary, in the Fiscal Year in which there is a liquidation of the Partnership, after the allocations in Section 10.2, items of income and gain, loss and deduction shall be allocated among the Partners so as to cause the credit balance in each Partner's Capital Account to bear a ratio to the credit balances in all Partners' Capital Accounts equal to such Partner's Applicable Percentage.

        10.2    Special Allocations.

          10.2.1    Minimum Gain Chargeback.    Notwithstanding any other provision of this Article 10 to the contrary, if there is a net decrease in Partnership Minimum Gain for any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items of Partnership income and gain that are to be allocated pursuant to this Section 10.2,1 shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6). This Section 10.2.1 is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

          10.2.2    Partner Minimum Gain Chargeback.    Notwithstanding any other provision of this Article 10, except Section 10.2.1, to the contrary, if, during any Fiscal Year, there is a net decrease in Partner Nonrecourse Debt Minimum Gain, any Partner with a share of that Partner Nonrecourse Debt Minimum Gain (as determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of such Fiscal Year, shall be specially allocated items of Partnership income and gain for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to that Partner's share of the net decrease in the Partner Nonrecourse Debt Minimum Gain in accordance with Treasury Regulations Section 1.704-2(i)(4).

          10.2.3    Qualified Income Offset.    In the event that any Partner unexpectedly receives any of the adjustments, allocations or distributions that are described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible. However, an allocation shall be made pursuant to this Section 10.2.3 if, and only to the extent that, such Partner would have an Adjusted Capital Account Deficit after all of the other allocations that are provided for in this Article 10 have been tentatively made as if this Section 10.2.3 were not a part of this Agreement.

          10.2.4    Gross Income Allocation.    In the event that any Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Partner is obligated to restore to the Partnership pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(g)(1) and (iii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible. However, an allocation shall be made pursuant to this Section 10.2.4 if, and only to the extent that, such Partner would have a deficit Capital Account in excess of such sum after all of the other allocations that are provided for in this Article 10 have been tentatively made as if Section 10.2.3 and this Section 10.2.4 were not a part of the Agreement.

          10.2.5    Nonrecourse Deductions.    Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partners in accordance with their respective Applicable Percentages.

          10.2.6    Partner Nonrecourse Deductions.    Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

          10.2.7    Section 754 Adjustment.    To the extent that any adjustment to the adjusted tax basis of any Partnership asset in accordance with Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          10.2.8    Curative Allocations.    The special allocations in Sections 10.1.3 and 10.2 shall be taken into account in computing subsequent allocations pursuant to Section 10.1 so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to this Article 10 shall, to the extent possible, be equal to the amount that would have been allocated to each Partner had the special allocations not been in this Agreement.

          10.2.9    Recharacterized Deductions.    If any fees or other payments that have been deducted for federal income tax purposes by the Partnership are recharacterized by a final determination of the Internal Revenue Service as nondeductible distributions to any Partner, then, notwithstanding all other allocation provisions (other than the other special allocations in this Section 10.2), gross income shall be allocated to such Partner for each Fiscal Year for which such recharacterization occurs in an amount equal to the fees or payments that have been so recharacterized.

        10.3    Tax Allocations: Code Section 704(c).

          10.3.1    Income, gain, loss and deduction with respect to any property that has been contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Book Value in accordance with Treasury Regulations Section 1.704-3(b).

          10.3.2    In the event that the Book Value of any Partnership asset is adjusted pursuant to Section 14.3.3, subsequent allocations for tax purposes of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

        10.4    Allocation in Event of Transfer.

        If an interest in the Partnership is transferred in accordance with Article 12 of this Agreement, the Income and Loss of the Partnership and each item thereof, and all other items attributable to the transferred interest for such Fiscal Year, shall be divided and allocated between the transferor and the transferee pursuant to the interim closing of the Partnership books method set forth in Treasury Regulation Section 1.706-1(c)(2)(ii) unless the parties otherwise agree. This Section shall apply for purposes of computing a Partner's Capital Account and for federal income tax purposes.

        10.5    Alternative Allocations.

        To preserve and protect the distributions of cash and property that are provided for in this Agreement, the Board of Representatives is authorized and directed to allocate income, gain, loss or deduction (or items thereof) arising in any Fiscal Year differently from the manner that is otherwise provided for in this Agreement if, and to the extent that, the aggregate amount of income, gain, loss or deduction (or items thereof) allocated in the manner otherwise provided for in this Agreement would cause the aggregate distributions of cash and property to the Partners to be different from the distributions that are contemplated in Section 11 of this Agreement if the Partnership were dissolved and terminated on the last day of the Fiscal Year. Any allocation that is made pursuant to this Section 10.5 shall be deemed to be a complete substitute for any allocation that is otherwise provided for in this Agreement and no amendment to this Agreement shall be required.

11.    Distributions.

        11.1    Distributions at the Option of the Board of Representatives.

        From time to time the Board of Representatives may, in its sole discretion, determine to make distributions to the Partners. All distributions shall be made to the Partners in proportion to their Applicable Percentages.

12.    Restrictions on Sale and Transfer of Partnership Interests and Other Matters.

        12.1    Limitation on Transfers.

        Until after the twelfth anniversary of July 31, 1998, except as set forth below or as contemplated by Section 13 or Section 20 below, no Partner may sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or otherwise encumber (any or all of the foregoing, a "Transfer") all or any part of its Partnership Interest, the profits, losses and distributions therefrom, or any part thereof (whether voluntarily, involuntarily or by operation of law) unless approved by each General Partner, provided however, that any Partner may, upon notice to the General Partners but without the consent of each General Partner, Transfer all or any portion of its Partnership Interest to an Affiliate of such Partner (a "Successor") so long as (a) it (or, in the case of the Adelphia Partners, Adelphia or, in the case of the TCI General Partner, TCI Parent) holds and maintains, directly or indirectly, an economic ownership in such Affiliate equal to at least 50.1% of the economic interest in such Affiliate; (b) it (or, in the case of the Adelphia Partners, Adelphia or, in the case of the TCI General Partner, TCI Parent) has and maintains voting control of such Affiliate following such Transfer; (c) such Transfer would not hinder or impair consummation of any of the transactions contemplated by Section 13; and (d) each such Successor, prior to such sale or transfer, becomes a party to this Agreement and agrees to be bound by the terms and conditions hereof. Upon becoming a party to this Agreement in compliance with the terms hereof, any Transferee or Successor shall be substituted fully for, and shall enjoy the same rights and be subject to the same obligations as, its predecessor hereunder. Any attempt to Transfer any Partnership Interest (whether voluntarily, involuntarily or by operation of law), other than as provided for above, without the approval of each General Partner shall be void. Each Partner agrees that upon the request of the Adelphia General Partner each Partner will execute and deliver all documents and take such actions requested by the Adelphia General Partner necessary to evidence and effect a perfected pledge of and security interest in each Partner's Partnership Interest as security for any indebtedness of the Partnership and/or its Subsidiaries.

        12.2    Agreements with Successors.

        Notwithstanding any provision to the contrary contained herein, no Partnership Interest may be transferred unless the Transferee or Successor becomes a party to this Agreement, assumes all of the obligations hereunder of its transferor and agrees to be bound by the terms and conditions hereof in the same manner as the transferor.

        12.3    Transfers of Interest in Partners.

        Until after the twelfth anniversary of July 31, 1998, except as contemplated by Section 13 or Section 20, each of Adelphia, with respect to the Adelphia Partners, and TCI Parent, with respect to the TCI Partners, the owners of stock in the TCI Owners and the TCI Owners, agrees that it will not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or otherwise encumber (any or all of the foregoing, a "Transfer") (whether voluntarily, involuntarily or by operation of law) all or any part of its direct or indirect ownership interests in their respective Partners (and in the case of TCI Parent, the owners of the stock in the TCI Owners or the TCI Owners), without the consent of the other party; provided, however, that, upon notice to the other party, Adelphia or TCI Parent, as the case may be, may Transfer such ownership interests to an Affiliate so long as (a) it holds and maintains, directly or indirectly, an economic ownership interest in such Affiliate equal to at least 50.1% of the economic interest in such Affiliate; (b) it has and maintains voting control of such Affiliate following such Transfer; and (c) such Transfer would not hinder or impair consummation of any of the transactions contemplated by Section 13, including without limitation, acquisition of the stock of the TCI Owners. Without limiting the generality of the foregoing, as a condition of any Transfer of stock in the owners of the stock in the TCI Owners or the TCI Owners permitted hereunder, TCI Parent shall have delivered to the Adelphia General Partner an instrument executed by such transferee, in form and substance reasonably satisfactory to the Adelphia General Partner, evidencing the agreement of such transferee to be bound by all applicable provisions of this Agreement, including this Section 12.3 and Section 13. It is understood and agreed that nothing herein shall be deemed to require any consent of the other party to any proposed or actual transfer of control (however such transfer is effected, by sale of stock or assets, merger or consolidation or otherwise) of Adelphia, TCI Parent, or Tele-Communications Inc. TCI Parent hereby represents and warrants to the Adelphia Partners that TCI Parent, directly, or indirectly through Subsidiaries, holds substantially all of the interests in the cable television systems located in the continental United States owned, directly or indirectly, by Tele-Communications, Inc. and that it holds, directly or indirectly through wholly-owned subsidiaries, all of the stock in the TCI Owners.

        12.4    Treatment of Transferees and Successors.

        If there is a permitted transfer of a Partnership Interest under this Agreement:

          (a)   A Transferee's or Successor's Applicable Percentage shall equal the Applicable Percentage transferred to it by the transferring Partner;

          (b)   A Transferee's or Successor's Capital Account shall initially be equal to the Capital Account balance transferred to it by the transferring Partner;

          (c)   If requested to do so by any transferring Partner or by the Transferee or Successor by notice given to all Partners, the Partnership shall make an election under Section 754 of the Code (and a corresponding election under applicable state and local law). Upon the request of any Partner, the Partnership shall also make a timely election under Section 754 of the Code upon a distribution of property or money to a Partner.

13.    Termination Process.

        13.1    Put and Call Rights

          13.1.1    From and after (a) the seventh anniversary of the date hereof if a Disagreement Event exists or (b) the twelfth anniversary of July 31, 1998, the Partnership or the Adelphia Partners (or an Affiliate or designee thereof) shall have the right to purchase from the TCI Partner (or, under certain circumstances, the owners of the stock in the TCI Owners), and the TCI Partner (or, under certain circumstances, the owners of the stock in the TCI Owners) shall be required, subject to the terms and conditions set forth herein, to sell to the Partnership or the Adelphia General Partner (or an Affiliate or designee thereof), all, but not less than all, of the Partnership Interest of the TCI Partner or all of the stock of the TCI Owners (such right to purchase, the "Call"). If the Adelphia General Partner elects to exercise the Call, it shall send written notice thereof to the TCI Partner (the date of such notice, the "Call Notice Date").

          13.1.2    From and after (a) the second anniversary of July 31, 1998 until the day preceding the seventh anniversary of the date hereof (b) the seventh anniversary of the date hereof if a Disagreement Event exists or (c) the twelfth anniversary of July 31, 1998, the TCI Partner shall have the right to sell to the Partnership or the Adelphia General Partner and the Partnership or the Adelphia General Partner (or, if elected by the Adelphia General Partner, an Affiliate or designee thereof) shall be required, subject to the terms and conditions set forth herein, to purchase from the TCI Partner (or, under certain circumstances, the owners of the stock in the TCI Owners), all, but not less than all, of the Partnership Interest of the TCI Partner or all of the stock of the TCI Owners (such right to sell referred to in clause (a), the "Early Put", and such right to sell referred to in clauses (b) and (c), the "Put"). If the TCI Partner elects to exercise the Early Put, it shall send written notice thereof to the Adelphia Partners (the date of such notice, the "Early Put Notice Date"). If the TCI Partner elects to exercise the Put, it shall send written notice thereof to the Adelphia Partners (the date of such notice, the "Put Notice Date").

          13.1.3    Acquisition of the stock of the TCI Owners in exchange for Adelphia Parent Class A Common Stock or, if agreed to by the parties, another equity security, on the terms and conditions set forth in this Section 13.2, in a transaction, the form of which is agreed to by the TCI Partner and the Adelphia General Partner based on good faith negotiation and using commercially reasonable efforts, but that constitutes a "reorganization" as defined in Section 368(a) of the Code, is hereinafter referred to as a "Reorganization." In the event of the exercise of the Early Put, the Put or the Call, in lieu of the redemption of the Partnership Interest of the TCI Partner in exchange for Redemption Systems (as hereinafter defined) or Designated Systems (as hereinafter defined) or other than the acquisition of the stock of the TCI Owners in a Reorganization on the terms and conditions specified in other provisions of this Section 13.2, either the Adelphia Partners or the TCI Partner may propose to effect such Early Put, Put or Call in a transaction that results in tax-deferred or tax-advantaged treatment to the TCI Partner and does not result in material adverse tax or economic consequences to the Adelphia Partners (an "Alternative Structure"). If either the Adelphia Partners or the TCI Partner proposes an Alternative Structure, the Partners will negotiate such structure in good faith, but if notwithstanding such good faith efforts the Partners are unable to agree on such structure, neither Partner shall be obligated to effect the Early Put, Put or Call, pursuant to such Alternative Structure.

          13.1.4    Except as provided in Section 13.2.1(b)(iii), the purchase price to be paid to the TCI Partner, or the owners of the stock in the TCI Owners, as the case may be, upon the exercise of the Call, Put or Early Put (the "Purchase Price") shall be equal to the following:

            (a)   The Purchase Price to be paid for the Partnership Interest of the TCI Partner shall be equal to the amount derived from multiplying (i) the Applicable Percentage of the TCI Partner on the Call Notice Date, the Put Notice Date or the Early Put Notice Date, as the case may be, by (ii) the Fair Market Value of the Partnership. In the event that a Call or Put is to be effected by a redemption of the Partnership Interest of the TCI Partner in exchange for an Acquired System, then the Purchase Price shall be reduced by extra out-of-pocket costs, if any, incurred in effecting the transaction (which shall not include costs in the nature of lost benefits, including lost tax benefits such as, for example, an increase in tax basis, if any, that may have been realized by the Adelphia Partners had the liquidation of the TCI Partner's Partnership Interest been taxable to the TCI Partner), and, in connection with negotiation and execution of any purchase agreement for an Acquired System, the TCI Partner shall assume all liabilities of any kind whatsoever related to such Acquired System (and the purchase agreement relating to such Acquired System and the acquisition thereof) and shall indemnify and hold harmless the Partnership with respect thereto and the TCI Partner shall execute such documentation evidencing such indemnity as the Adelphia General Partner may reasonably request.

            (b)   The Purchase Price to be paid for the stock in the TCI Owners pursuant to a Reorganization shall be equal to (A) to the amount derived from multiplying (i) the Applicable Percentage of the TCI Partner on the Call Notice Date, the Put Notice Date or the Early Put Notice Date, as the case may be, by (ii) the Discounted Fair Market Value of the Partnership, less (B) Liabilities (as defined in Section 13.2.4(a), but subject to the provisions of Section 13.2.4(d)) of the TCI Owners as of the date of closing of the Call, Put or Early Put, as the case may be.

          13.1.5    The closing of the transaction (however structured) pursuant to the exercise of the Call, the Put or the Early Put shall take place at the principal offices of the Partnership not later than the 270th day following the final determination of the structure of the transaction and the Purchase Price; provided that such date shall be extended as necessary and for so long as necessary to permit the parties to comply with applicable law and to obtain all necessary regulatory and other material third party approvals necessary to consummate such transaction. Each Partner (and TCI Parent, on behalf of the owners of the stock in the TCI Owners) agrees to use its commercially reasonable efforts to cooperate in obtaining any regulatory or material third party approvals necessary to consummate such transaction as promptly as possible. If the closing of the transaction (however structured) pursuant to the exercise of the Call, the Put or the Earl Put shall not have occurred within such 270 day period referred to above, then, subject to and contingent upon consummation of such transaction, the Partnership or the Adelphia General Partner (or its Affiliate or designee) shall pay, as additional consideration, interest on the amount of the Purchase Price in cash or in the same form of consideration as is being paid in such transaction if it is structured as a Reorganization from the end of such 270 day period to the date of closing, at the rate per annum that is 3% above the rate publicly announced by The Bank of New York, in New York, as its prime rate, adjusted as and when any change in such prime rate is effective; provided, however, that to the extent consummation of the transaction is delayed beyond such 270 day period principally due to any matter attributable to, relating to or arising from the acquisition of an Acquired System (other than due to any delay resulting from improper action or inaction on the part of the Adelphia General Partner directly or acting on behalf of the Partnership), the Adelphia General Partner (or its Affiliate or designee) shall have no obligation to make such interest payment. At the closing, the TCI Partner shall deliver instruments, in form and substance reasonably satisfactory to the Adelphia General Partner, assigning its Partnership Interest free and clear of all liens, claims and encumbrances of any nature whatsoever, other than those relating to the Partnership as a whole rather than solely to the TCI Partner's Partnership Interest or those taken into account in determining the Purchase Price against payment of the Purchase Price therefor; and in the event of a Reorganization appropriate deliveries shall be made in accordance with the terms and conditions negotiated by the parties in accordance with the provisions of this Section 13.

        13.2    Procedures.

          13.2.1    (a) If the TCI Partner exercises the Early Put, the TCI Partner, with its notice of exercise, shall notify the Adelphia General Partner in writing of its choice of the transactions specified in Section 13.2.1(b). Within 30 days after receipt of such notice from the TCI Partner specified in the preceding sentence, the Adelphia General Partner shall provide written notice to the TCI Partner as to whether it will implement the transaction designated by the TCI Partner or whether it elects to pursue one of the other transactions specified in Section 13.2.1(b), and including, if applicable, designation of which Redemption Systems (as hereinafter defined) it would choose to use in connection with such transactions. If the transaction elected by the Adelphia General Partner is not the transaction designated by the TCI Partner, then at the expiration of the

  20 day period after receipt of such notice from the Adelphia General Partner, unless the TCI Partner sends written notice within such 20 day period to the Adelphia General Partner that it elects to pursue the transaction designated by the Adelphia General Partner, the Early Put shall be automatically rescinded and the Partners shall have no obligation in connection therewith. If the Adelphia General Partner chooses the transaction designated by the TCI Partner, or if the TCI Partner notifies the Adelphia General Partner that it elects to pursue the transaction designated by the Adelphia General Partner, thereafter, the Partners (and, as applicable, TCI Parent, on behalf of the owners of the stock of the TCI Owners) shall negotiate in good faith and shall use commercially reasonable efforts for a period of 45 days from the date of notice from the Adelphia General Partner of its election to pursue the transaction designated by the TCI Partner or the notice from the TCI Partner of its election to pursue the transaction designated by the Adelphia General Partner, as the case may be, to determine the terms and conditions of such transaction and to enter into appropriate arrangements implementing the same. If, after negotiating in good faith and using commercially reasonable efforts, the parties are unable within the 45 day period referred to above to reach agreement as to the aforementioned terms and conditions, the Early Put shall be automatically rescinded and the Partners shall have no obligation in connection therewith. The TCI Partner may, after the expiration of 12 months following any rescission permitted hereunder (but prior to the seventh anniversary after the date hereof), again elect the Early Put, in which event the provisions of this Section 13.2 relating to the Early Put shall again be applicable.

          (b)   The Early Put may be effected in one of the following transactions, on the terms and conditions agreed to by the parties pursuant to Section 13.2.1(a) and as specified in this Section 13.2.1(b):

              (i)  The Partnership may redeem all of the Partnership Interest of the TCI Partner in exchange for cable television systems ("Redemption Systems") that can be distributed to the TCI Partner without using the TCI Partner to recognize gain pursuant to Code section 737 (other than the cable television systems located in Buffalo, New York and Erie, Pennsylvania, it being understood and agreed that the Adelphia General Partner and the Partnership shall not be obligated under any circumstances to distribute such cable systems). In such a redemption, the Purchase Price to be paid to the TCI Partner shall equal the Purchase Price set forth in Section 13.1.4(a), and the TCI Partner shall assume (1) Indebtedness of the Partnership that is not specifically related to any cable television system; and (2) any Indebtedness of the Partnership that is specifically related to the Redemption Systems, such that the amount of Indebtedness assumed by the TCI Partner under clauses (1) and (2) produces an Operating Cash Flow Ratio for the Redemption Systems that is substantially identical to the Partnership's Operating Cash Flow as of such date. To the extent necessary to equalize value among the Partners in proportion to their respective Partnership Interests, the TCI Partner shall assume additional Indebtedness of the Partnership that is not specifically related to any cable television system or the Partnership shall pay cash (or, if so elected by the Adelphia General Partner, Adelphia Parent Class A Common Stock or a combination of cash and such Stock as determined by the Adelphia General Partner) to the TCI Partner, as appropriate. In connection with any distribution of the Redemption Systems, the TCI Partner shall also assume all liabilities and obligations related to the operations of the Redemption Systems for the period after the closing of the transfer of the Redemption Systems by the Partnership to the TCI Partner; provided that with regard to liabilities or obligations relating to the period prior to closing that are not taken into account in valuation, the parties will negotiate in good faith and use commercially reasonable efforts to agree on appropriate indemnification from the TCI Partner with respect to its share of such obligations in a manner substantially consistent with the applicable provisions of the Contribution Agreement. To the extent that cash or Adelphia Parent Class A Common Stock is paid to the TCI Partner pursuant to this Section 13.2(b)(i), such cash or Adelphia Parent Class A Common Stock shall, at the election of the Adelphia General Partner, be paid by the Adelphia General Partner (or an Affiliate or designee thereof) instead of by the Partnership in exchange for the remaining Partnership Interest of the TCI Partner.

             (ii)  The Adelphia Partners (or an Affiliate or designee thereof) may acquire all of the stock in the TCI Owners in a Reorganization. In such an acquisition, the Purchase Price to be paid for the stock in the TCI Owners shall equal the Purchase Price set forth in Section 13.1.4(b).

            (iii)  To the extent that a distribution of the Redemption Systems, taking into account assumption of Indebtedness by the TCI Partner as contemplated above, is not sufficient to redeem the Partnership Interest of the TCI Partner in full (based upon the good faith estimates of the parties as to the Fair Market Value of the Partnership), the Partnership may redeem a portion of the Partnership Interest of the TCI Partner in exchange for Redemption Systems, with the TCI Partner assuming an amount of Partnership Indebtedness equal to the amount described in clauses (1) and (2) of Section 13.2.1(b)(i), and the TCI Partner shall also assume liabilities and obligations related to the Redemption Systems as specified in the penultimate sentence of Section 13.2.1(b)(i). The value of the Redemption Systems shall equal the value of such Systems determined pursuant to Section 13.2.2(c), less the Indebtedness, liabilities and obligations assumed by the TCI Partner pursuant to clauses (1) and (2) of Section 13.2(b)(i); and the portion of Applicable Percentage of the TCI Partner redeemed in exchange for the Redemption Systems shall equal (1) such value of the Redemption Systems, divided by (2) the Purchase Price set forth in Section 13.1.4(a). Thereafter, the Adelphia Partners (or an Affiliate or designee thereof) shall acquire all of the stock in the TCI Owners in a Reorganization. The Purchase Price to be paid for the stock in the TCI Owners shall be equal to the amount derived from multiplying the remaining portion of the Applicable Percentage of the TCI Partner (following the redemption of a portion of the Partnership Interest of the TCI Partner), by the Discounted Fair Market Value of the Partnership (reflecting the businesses of the Partnership following the distribution of the Redemption Systems).

          13.2.2    (a) The Partners shall, within 30 Business Days after a Call Notice Date, Put Notice Date, or the determination of the structure of the transaction and form of consideration relating to the Early Put, as the case may be, negotiate in good faith to determine the Value of the Partnership's Businesses. If the Partners fail to agree upon the Value of the Partnership's Businesses within such period, then the Adelphia Partners (collectively) and the TCI Partner each will select a nationally recognized investment banking firm or nationally recognized qualified appraisal firm who will determine the Value of the Partnership's Businesses (and who shall also set forth in such appraisal a separate valuation for each of the material component parts of the Partnership's Businesses, including on a system by system basis, with such separate valuations equaling the total Value of the Partnership's Business) within 60 days. If the average of the two appraisals is within 1.5% of the lower of the appraisals, then the Value of the Partnership's Businesses will be the average of the two appraisals. If such average is not within 1.5% of the lower of the appraisals, the two appraisers selected by the Partners will select a third nationally recognized investment banking firm or a nationally recognized qualified appraisal firm who will conduct a third appraisal, and the Value of the Partnership's Businesses will be equal to the average of the two appraisals that are closest to one another; provided that if the highest and lowest appraisals are equidistant from the middle, then such Value of the Partnership's Businesses will be equal to the middle appraisal. Each of the Adelphia Partners (collectively) and the TCI Partner shall have the right to submit to all appraisers a position paper with respect to valuation. Each of the Adelphia Partners, on the one hand, and the TCI Partner, on the other hand, will bear the expenses of the investment banking firm that they select, and if a third investment banking firm or appraisal firm is used, the Adelphia Partners on the one hand, and the TCI Partner, on the other hand, will share equally the expense of the third firm.

          (b)   In conducting the appraisals, the appraisers shall assume that the value of any business is the price at which the assets of such business as a going concern would change hands between a willing buyer and a willing seller, on terms and subject to conditions and costs applicable in the cable television industry (and, if and to the extent applicable, any other industry in which the Partnership or any of its Subsidiaries is engaged) and otherwise use valuation techniques then prevailing in the cable television industry or such other industry.

          (c)   If the Partners agree pursuant to Section 13.2.1 to effect the Early Put by a redemption of the Partnership Interest of the TCI Partner in exchange for Redemption Systems, or if the TCI Partner elects pursuant to Section 13.2.3(a) to require the Partnership to distribute a Partnership Designated System to the TCI Partner, the Partners shall, within 30 Business Days after reaching such agreement or within 30 Business Days after the TCI Partner sent the Option Notice (as the case may be), negotiate in good faith and use commercially reasonable efforts to determine the value of the cable television systems on a going concern basis to be distributed to the TCI Partner. If the Partners fail to agree upon the value of the cable television systems on a going concern basis to be distributed to the TCI Partner within such time period, such value shall be determined by the appraisal process set forth in Section 13.2.2.

          (d)   With respect to current assets of the Partnership and liabilities of the Partnership to be determined as part of the Fair Market Value of the Partnership, such current assets and liabilities shall be determined by mutual agreement of the parties at least five days in advance of the proposed closing date of the Put, Call or Early Put, as the case may be, but to the extent that as of such date there is a good faith disagreement among the parties as to such current assets or such liabilities the parties shall proceed to closing of the Put, Call or Early Put, as the case may be, with closing based on matters not in dispute. Thereafter, such matter shall be immediately referred to an independent public accountant mutually acceptable to the Adelphia Partners and the TCI Partner who shall make such determination as promptly as practicable and whose determination shall be final and binding upon the parties and payment shall be made by the appropriate party in accordance with such determination in cash or in the same form of consideration as is being paid in such transaction if it is structured as a Reorganization, if appropriate.

          (e)   For purposes of this Section 13, the Partners (and TCI Parent and the owners of the stock in the TCI Owners) agree that the value of the Adelphia Parent Class A Common Stock shall be equal to the weighted average (i.e., taking into account trading volume on each applicable day) with respect to such stock for the twenty business days immediately preceding the third business day prior to consummation of the Put, Call or Early Put, as the case may be, of such security in the over-the-counter-market, as reported by NASDAQ, or if such stock is listed on a national securities exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such stock is listed or admitted for trading (as such price shall be appropriately adjusted for splits, recapitalization, stock dividends and other events occurring during such twenty day period).

          13.2.3    (a) (i) If the Put or Call is exercised, then following the determination of the Value of the Partnership's Businesses, the TCI Partner may designate one or more systems (either owned by the Partnership that the Adelphia General Partner consents, in its sole discretion, to transfer to the TCI Partner (a "Partnership Designated System") or assuming a third party is willing to sell and assuming the Board of Representatives has approved the TCI Partner's designation of such third party system, which approval shall not be unreasonably withheld), a system (including for purposes hereof, more than one System) owned at the time of designation by a third party (including for purposes hereof, more than one third party) (an "Acquired System," with either a Partnership Designated System or an "Acquired System" referred to generally as a "Designated System") and require the Partnership to distribute such Designated System to the TCI Partner in redemption of its Partnership Interest. In such a redemption, the Purchase Price to be paid to the TCI Partner shall equal the Purchase Price set forth in Section 13.1.4(a). The TCI Partner shall notify the Adelphia General Partner in writing of its election within 30 days after the determination of the Value of the Partnership's Businesses (the' "Option Notice").

           (ii)  If the TCI Partner has elected to have a Partnership Designated System distributed to it, the TCI Partner and the Adelphia General Partner shall, for a period of 60 days after the TCI Partner sent the Option Notice, negotiate the terms and conditions upon which such Partnership Designated System shall be distributed to the TCI Partner (including the assumption of all liabilities related to the operation of such Partnership Designated System after the date on which it is distributed to the TCI Partner). If the TCI Partner has elected to have an Acquired System distributed to it, the TCI Partner and the Adelphia General Partner shall negotiate the terms and conditions upon which such Acquired System will be distributed to the TCI Partner and the Partnership will negotiate with the current owner of such system to execute a binding agreement (which may be in the form of a binding term sheet or binding letter of intent) specifying the terms and conditions upon which such current owner agrees to sell such Acquired System to the Partnership. If either (1) the TCI Partner has elected to have a Partnership Designated System distributed to it and the TCI Partner and the Adelphia General Partner fail to agree to the terms and conditions upon which such Partnership Designated System shall be distributed to the TCI Partner within 60 days after the TCI Partner sent the Option Notice, or (2) if the TCI Partner has elected to have an Acquired System distributed to it and the TCI Partner and the Adelphia General Partner fail to agree to the terms and conditions upon which such Acquired System will be distributed to the TCI Partner or the Partnership and the current owner shall not have executed a binding agreement (which may be in the form of a binding term sheet or "binding letter of intent) specifying the terms and conditions upon which such current owner agrees to sell such Acquired System to the Partnership within 90 days after the TCI Partner sent the Option Notice, then the TCI Partner will be deemed for all purposes hereof to have failed to send an Option Notice, and the provisions of Section 13.2.3(b) or Section 13.2.3(c) shall apply.

          (iii)  If the TCI Partner elects to have a Partnership Designated System distributed to it and the TCI Partner and the Adelphia General Partner have negotiated the terms and conditions upon which such Partnership Designated System shall be distributed to the TCI Partner within the 60-day period set forth in Section 13.2.3(a)(ii), then the Partnership shall distribute such Partnership Designated System to the TCI Partner on such terms and conditions. If the TCI Partner elects to have the Partnership acquire and distribute to it an Acquired System and the TCI Partner and the Adelphia General Partner have negotiated the terms and conditions upon which such Acquired System shall be distributed to the TCI Partner and the Partnership and the current owner have executed a binding agreement specifying the terms and conditions upon which such current owner agrees to sell such Acquired System to the Partnership within the 90-day period set forth in Section 13.2.3(a)(ii), then the Partnership shall acquire such Acquired System in accordance with such binding agreement. Subject to the following sentence hereof, the Partnership shall distribute a Designated System to the TCI Partner as promptly as practicable after satisfaction of any conditions contained in the binding agreement executed by the Partnership and the TCI Partner or immediately after the closing of any acquisition by the Partnership of any Acquired System. Notwithstanding any other provision to the contrary contained herein, the Partnership shall under no circumstances be required to close on the acquisition of an Acquired System prior to the closing of the Call or Put.

          (iv)  If the value of a Partnership Designated System as determined pursuant to Section 13.2.2(c) or the purchase price for an Acquired System is greater than the Purchase Price, the Partnership shall use commercially reasonable efforts to arrange for the financing of such excess purchase price by the Partnership, which financing shall provide that all Indebtedness thereunder may be prepaid at any time without any premium or penalty, and the TCI Partner shall assume all Indebtedness related to such financing upon distribution of the Designated System by the Partnership to the TCI Partner and the TCI Partner shall be responsible for and shall indemnify and hold harmless the Partnership and the Adelphia Partners with respect to all such Indebtedness assumed by the TCI Partner and all costs and expenses associated with obtaining any such financing. If the value of the Partnership Designated System as determined pursuant to Section 13.2.2(c) or the purchase price for an Acquired System is less than the Purchase Price, the Partnership shall pay to the TCI Partner the difference in cash upon the distribution of the Designated System to the TCI Partner (or, if so elected by the Adelphia General Partner, Adelphia Parent Class A Common Stock or a combination of cash and such Stock as determined by the Adelphia General Partner). To the extent that cash or Adelphia Parent Class A Common Stock is paid to the TCI Partner, such cash or Adelphia Parent Class A Common Stock shall, at the election of the Adelphia General Partner, be paid by the Adelphia General Partner (or its Affiliate or designee thereof) instead of by the Partnership in exchange for the remaining Partnership Interest of the TCI Partner.

           (v)  Notwithstanding any other provision to the contrary contained herein, under no circumstances shall the Adelphia General Partner be required to consent to the distribution of a Partnership Designated System to the TCI Partner. With respect to an Acquired System, it is understood and agreed that (i) the Adelphia Partners will use commercially reasonable efforts on behalf of the Partnership in connection with effecting the acquisition by the Partnership of such Acquired System and any financing related thereto (as described in Section 13.2.3(a)(iv) above, it being further understood and agreed that the Partnership and Adelphia General Partner shall not be required to take any action in connection therewith that would have a material adverse effect upon the Partnership or the Adelphia Partners; and (ii) neither the Partnership nor the Adelphia Partners (or any Affiliate or designee thereof) will have any liability of any nature whatsoever to the TCI Partner for a breach or default by the seller of an Acquired System.

          (b)   If the Put is exercised, and the TCI Partner fails to send an Option Notice pursuant to Section 13.2.3(a) within the 30 day period specified by Section 13.2.3(a)(i) or is deemed to have failed to send an Option Notice pursuant to the provisions of Section 13.2.3(a)(ii), the Adelphia General Partner (or its Affiliate or designee) at its sole option, may within 45 days after the date of such failure or deemed failure to send an Option Notice, elect to either acquire the Partnership Interest of the TCI Partner for cash (or, at the option of the Adelphia General Partner, for Adelphia Parent Class A Common Stock, or a combination of cash and such Adelphia Parent Class A Common Stock, as determined by the Adelphia General Partner) for the Purchase Price set forth in Section 13.1.4(a) or acquire all the stock in the TCI Owners in a Reorganization for the Purchase Price set forth in Section 13.1.4(b), and the TCI Partner or the owners of the stock in the TCI Owners, as the case may be, shall be obligated to sell the Partnership Interest of the TCI Partner or the stock in the TCI Owners, as the case may be, in accordance with the election made by the Adelphia General Partner. It is understood and agreed by TCI Parent (on behalf of the owners of the stock in the TCI Owners) and the TCI Partner that under no circumstances shall there be any requirement for the Adelphia General Partner to use Adelphia Parent Class A Common Stock (or other equity security) to satisfy the Put; provided, however, that if requested by the TCI Partners during the 30 day period referred to in the preceding sentence prior to the election by the Adelphia General Partner of its election to acquire the Partnership Interest of the TCI Partner or the stock in the TCI Owners pursuant to a Reorganization, the Adelphia General Partner will discuss in good faith the issuance of Adelphia Parent Class A Common Stock or other equity security in exchange for the stock in the TCI Owners pursuant to a Reorganization to satisfy the Put.

          (c)   (i) If the Call is exercised, and the TCI Partner fails to send an Option Notice pursuant to Section 13.2.3(a) within the 30 day period specified in Section 13.2.3(a)(i) or is deemed to have failed to send an Option Notice pursuant to Section 13.2.3(a)(ii), the TCI Partner (and TCI Parent, and any owner of the stock in the TCI Owners) and the Adelphia General Partner will negotiate in good faith as to the acquisition of the stock in the TCI Owners or the Partnership Interest of the TCI Partner and the form of consideration. If the parties are unable to agree upon the structure of the transaction and form of consideration within 45 days following the date of such failure or deemed failure to send an Option Notice, the Call shall be automatically rescinded and the TCI Partner (and the owners of the TCI Stock) and the Partnership and the Adelphia Partners (and any Affiliate or designee thereof) shall have no obligation in connection therewith; provided that the Partnership and the Adelphia Partners (or an Affiliate or designee thereof) may, after the expiration of 12 months following such rescission, again elect the Call, in which event the provisions of this Section 13 relating to the Call shall again be applicable. Notwithstanding the foregoing provisions of this Section 13.2.3(c), if the Call has been rescinded twice, then in the event of any subsequent election of the Call, if the TCI Partner and the Adelphia General Partner are unable to agree upon the structure of the transaction and form of consideration within the 45 day period specified in the preceding sentence, the Adelphia General Partner shall have the right, but not the obligation, exercisable within 10 days following the expiration of such 45 day period, to elect to acquire (or have its Affiliate or designee acquire) the stock in the TCI Owners (for the Purchase Price set forth in Section 13.1.4(b) above) in a Reorganization and in such event the owners of stock in the TCI Owners shall be obligated to sell such stock in the TCI Owners pursuant to the Reorganization.

           (ii)  If the Call has been rescinded twice, thereafter, upon the request of the Adelphia General Partner, without limiting any other obligation of the TCI Partner and the owners of the stock in the TCI Owners specified in Section 13.2.3(c)(i), and without requiring the exercise of the Call, the TCI Partner will act in good faith and use commercially reasonable efforts to designate an Acquired System that can be distributed to the TCI Partner in redemption of its Partnership Interest and otherwise act in good faith and use commercially reasonable efforts to cooperate with the Partnership and the Adelphia General Partner in permitting the Partnership and the Adelphia General Partner (or an Affiliate or designee thereof) to exercise the Call once an Acquired System is identified and to thereafter effect a redemption of the Partnership Interest of the TCI Partner with an Acquired System on the terms and conditions specified in Section 13.2.3(a).

          13.2.4    (a) The Partners and TCI Parent and the owners of the stock in the TCI Owners acknowledge and agree that the Early Put, the Put or the Call, may be effected by the acquisition of the stock in the TCI Owners in a Reorganization pursuant to the provisions of this Section 13. During the term of this Agreement, to facilitate such acquisition, TCI Parent agrees that (i) the TCI Owners shall engage in no business other than holding the interests in the TCI Partner; (ii) the TCI Partner shall engage in no business other than holding its Partnership Interest; (iii) the TCI Partner shall have no debt, liability, commitment or other obligation of any kind whatsoever, whether known or unknown, choate or inchoate, secured or unsecured, accrued, fixed, absolute, contingent or otherwise (collectively, "Liabilities"), other than Liabilities resulting from holding its Partnership Interest; and (iv) the TCI Owners shall have no Liabilities other than Liabilities resulting from holding the interests in the TCI Partner, and in the case of (iii) and (iv), other than any Liabilities that will be taken into account in determining the Purchase Price; (v) except as permitted pursuant to Section 10, shall not transfer (or permit the transfer of) any ownership interest in the TCI Owners or the owners of the TCI Stock; (vi) shall not take (or permit its

  Affiliates to take) any other action that would materially and adversely affect the acquisition of the stock in the TCI Owners in a Reorganization as contemplated by this Section 13.

          (b)   As a part of any agreement on the terms and conditions relating to acquisition of the stock in the TCI Owners in a Reorganization, in connection with satisfaction of the Early Put, Put or Call, the relevant parties shall have entered into an appropriate purchase agreement, containing mutually agreeable terms and conditions, including without limitation, a provision entitling the Adelphia Partners and Adelphia Parent to indemnification from a creditworthy entity reasonably acceptable to the Adelphia Partners and Adelphia Parent against any Liabilities of the TCI Owners (including without limitation, tax liabilities of the TCI Partners or the TCI Owners arising in the period prior to the closing of the Call, Put or Early Put, subject to the provisions of Section 13.2.4(d)) not taken into account in determining the Purchase Price, and the parties agree to negotiate in good faith and use commercially reasonable efforts to enter into such agreement. In addition, if the Put or Call is satisfied through a distribution of Acquired Systems to the TCI Partner which causes the Adelphia Partners to recognize gain, as part of any agreement on the terms and conditions relating to any distribution of such property, the Adelphia Partners shall be entitled to indemnification by a creditworthy entity reasonably acceptable to the Adelphia Partners from and against any tax cost incurred by the Adelphia Partners as a result of such distribution and will execute such documentation as the Adelphia Partners may reasonably request to evidence such indemnification, although the indemnification agreement set forth herein is agreed to be self-executing.

            (c)   Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that neither Adelphia Parent nor the Adelphia Partners make any representation or warranty that tax-free, tax-deferred or tax-advantaged treatment will be available to the TCI Partner or TCI Owners or that any transaction effected will be tax-free, tax-deferred or tax-advantaged.

            (d)   Notwithstanding anything to the contrary in this Agreement if a transaction structured as a tax-free, tax-deferred or other tax-advantaged transaction results in the acquisition of the stock of the TCI Owners in a Reorganization by the Adelphia Partners (or their Affiliates or designees), in no event will TCI Parent or any of its Affiliates be responsible for any Liabilities of the TCI Owners for taxes payable if such tax-free, tax-deferred or tax-advantaged treatment is not available due to any action or inaction on the part of the Adelphia Partners (or their Affiliates or designees) which hold the stock of the TCI Owners after the closing of the Early Put, Put or Call.

            (e)   For all purposes of this Section 13, it is understood and agreed that with respect to any transaction involving the acquisition of the stock in the TCI Owners, TCI Parent (and any other party that may now or hereafter hold stock in the TCI Owners) shall be bound by the applicable provisions of this Section 13 and TCI Parent shall take (and shall cause any party that may now or hereafter hold stock in the TCI Owners to take) any actions required by this Section 13 to be taken in connection with any acquisition of the stock in the TCI Owners in a Reorganization contemplated by this Section 13.

            (f)    Any Adelphia Parent Class A Common Stock issued pursuant to the provisions of this Section 13 shall be subject to and shall have the benefits of the Registration Rights Agreement, substantially in the form of Exhibit A hereof, which shall be executed at the time of issuance of the Adelphia Parent Class A Common Stock.

        13.3    Sale of Partnership

        Notwithstanding the foregoing provisions of this Article 13, if the TCI Partner exercises the Put, within 30 days after determination of the Value of the Partnership's Businesses and completion of all other relevant determinations and procedures contained in Section 13.2, the Adelphia General Partner may elect to commence a sale of the assets of the Partnership (or equity interests in either the Partnership or, if practicable, the Partners) in lieu of any other form of transaction contemplated by this Article 13. If the Adelphia General Partner elects to commence such a sale, it shall first make an offer to the TCI Partner setting forth the price and other material terms and conditions on which the TCI Partner (or its Affiliate or designee) may purchase such assets (or equity interests). The TCI Partner shall have a period of 30 Business Days in which to accept the offer and an additional 60 days after acceptance of such offer to execute definitive documentation. If the TCI Partner fails to accept the offer and/or execute definitive documentation within the applicable time periods, then thereafter such sale may be effected on such terms and conditions as the Adelphia Partners may determine (so long as the price is not less than that offered to the TCI Partner and the other material terms and conditions are not materially less favorable to the Partnership than those offered to the TCI Partner) without any consent of the TCI Partner (or its Representatives) and the TCI Partner shall cooperate in effecting such sale. Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that the Adelphia Partners (and any of their Affiliates) may make a bid in connection with any such proposed sale and be the purchaser in connection with such sale. The Partners shall undertake in good faith to use commercially reasonable efforts for a reasonable period of time to structure such sale in a manner that provides tax-free treatment to (i) both the TCI Partner and the Adelphia Partners if the sale is to parties other than the TCI Partner or its Affiliates and (ii) to the Adelphia Partners if the sale is to the TCI Partner or its Affiliates, but if agreement as to such tax-free treatment cannot be reached within a reasonable time (not exceeding 60 days in any event), the sale may be effected on such terms and conditions as the Adelphia General Partner determines, subject to the preceding provisions of this Section 13.3. If the sale is not consummated within 18 months after the Put Notice Date, the Adelphia General Partner (or its designee) will close on the purchase of the Partnership Interest of the TCI Partner pursuant to the Put as soon as possible. It is understood and agreed by the TCI Partner that to the extent a sale of the assets of the Partnership or the Partnership Interests is effected, the TCI Partner shall only be entitled to its allocable share of the proceeds resulting from such sale after discharge of all applicable liabilities of the Partnership, all calculated in accordance with the provisions of Section 16.2.3 hereof, even if such amount is different from amounts determined under the applicable provisions of Sections 13.1 and 13.2 hereof.

14.    Books and Records.

        14.1    Complete Books.

        At all times during the continuance of the Partnership, the Partnership shall keep or cause to be kept full and complete books of account in which shall be entered fully and accurately each transaction of the Partnership, including the Capital Accounts of the Partners.

        14.2    Method of Recordkeeping.

        All such books of account shall at all times be maintained at the principal office of the Partnership or at such other place as the Board may designate and shall be open to the inspection and examination of the Partners or their representatives during reasonable hours. All books and records of the Partnership shall be kept on an accrual basis of accounting with an annual accounting period ending March 31, except for the final accounting period which shall end on the date of the final dissolution or termination of the Partnership. All references in this Agreement to a "Fiscal Year" are to such an annual accounting period.

        14.3    Determination of Book Value of Partnership Assets.

          14.3.1 Except as set forth below, the Book Value of any Partnership asset is its adjusted basis for federal income tax purposes.

          14.3.2 The initial Book Value of any assets contributed by a Partner to the Partnership shall be the gross Fair Market Value of such assets, which in the case of the assets contributed by the Partners as a part of its Initial Capital Contribution shall be determined in accordance with this Agreement.

          14.3.3 To the extent required by Treasury Regulations Section 1.704-1(b)(2), the Book Values of all of the Partnership's assets shall be adjusted by the Partnership to equal their respective gross Fair Market Value, as determined by the Board of Representatives by unanimous vote, as of the following times: (a) the admission of a new Partner to the Partnership or acquisition by an existing Partner of an additional interest in the Partnership from the Partnership; (b) the distribution by the Partnership of money or property to a withdrawing, retiring or continuing Partner in consideration for the retirement of all or a portion of such Partner's interest in the Partnership; and (c) such other times as determined by the Board of Representatives by unanimous vote. If the Book Value of an asset has been determined or adjusted pursuant to the foregoing sentence, such Book Value shall thereafter be used in lieu of adjusted tax basis in computing Income and Loss.

          14.3.4 The Book Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 10.2.7; provided, however, that Gross Asset Value shall not be adjusted pursuant to this Section 14.3.4 to the extent that an adjustment was made pursuant to Section 14.3.3 of this definition in connection with a transaction that would otherwise have resulted in an adjustment pursuant to this Section 14.3.4.

          14.3.5 The Book Value of a Partnership asset shall be adjusted for the depreciation and amortization of such asset taken into account in computing Loss and for Partnership expenditures and transactions that increase or decrease the assets federal income tax basis.

        14.4    Determination of the Fair Market Value of Assets.

        For purposes of this Agreement, other than under Article 13 and other than with respect to the assets contributed by Partners as a part of their Initial Capital Contribution, which shall have the value specified in this Agreement, the Fair Market Value of an asset shall be that value agreed to by the Board of Representatives by unanimous vote within ten days after any party having an interest in the determination of such value requests such determination. In the event the Board of Representatives is unable to agree on a value during such ten-day period, Fair Market Value shall be determined within 20 days thereafter by an investment banker selected within five days of the end of such ten-day period by the parties in interest and such determination shall be conclusive and binding on all such parties. If such parties are unable to agree upon an investment banker within five days after failure to agree on Fair Market Value, then one investment banker shall be selected by each such party within five days thereafter and such investment bankers shall jointly appoint within five days of their selection a nationally recognized investment banker (the "Final Investment Banker"). The Final Investment Banker shall determine Fair Market Value within 20 days from the date such Final Investment Banker is selected and such determination shall be conclusive and binding on all parties in interest. Each such party shall pay the expenses of its own investment banker and shall pay its pro rata portion of the expenses of the Final Investment Banker. If the Final Investment Banker is only able to provide a range in which Fair Market Value would exist, fair market value shall be the average value of the highest and lowest values of such range.

        14.5    Reports.

        The Partnership shall prepare or cause to be prepared and shall deliver to each Partner, (i) within 30 days of the end of each quarter of each Fiscal Year, unaudited financial statements of the Partnership and its Subsidiaries on a consolidated basis for such quarter and the year to date including a balance sheet, a profit and loss statement, and a cash flow statement, all of which shall be prepared in accordance with GAAP, and (ii) within 75 days of the end of the Fiscal Year, annual audited financial statements of the Partnership and its Subsidiaries on a consolidated basis reported upon by the Partnership's independent certified public accountants (chosen by the Board of Representatives) and including an annual balance sheet as of the close of such year, a profit and loss statement, and a cash flow statement, each of which shall be prepared in accordance with GAAP. In addition, the Partnership shall provide to the Partners (i) within 21 days after the end of each quarter, a statement setting forth a preliminary estimate of the net income or loss of the Partnership and its Subsidiaries on a consolidated basis for such quarter, (ii) within 30 days after the end of each quarter, a summarized statement of operations data of the Partnership and its Subsidiaries on a consolidated basis that complies with the requirements of APB Opinion No. 18 and Rule 4-08(g) of Regulation S-X promulgated under the Securities Act and (iii) within 45 days after the end of each Fiscal Year, a statement setting forth a preliminary estimate of the net income or loss of the Partnership and its Subsidiaries on a consolidated basis for such Fiscal Year, in each case as determined in accordance with GAAP.

        14.6    Tax Information.

        The Partnership shall be treated as a partnership for federal and state income tax and franchise tax purposes; accordingly, the Partnership shall cause to be prepared and filed on or before the due date annually a United States Partnership Return of Income and any necessary state income and franchise tax returns on a partnership basis. Such returns shall be submitted to the General Partners for review no later than 60 days before the final due date of such returns, including extensions and a copy of each tax return as actually filed shall be delivered to such Partner, together with such tax reporting information reasonably required by such Partner to file its tax return. Each Partner shall notify the other Partners upon receipt of any notice of any tax examination by any federal, state or local authority pertaining to the Partnership or the other Partners.

        14.7    Designation of Tax Matters Partner.

        The Adelphia General Partner is designated as the Tax Matters Partner under § 6231(a)(7) of the Code. The Tax Matters Partner shall be responsible for notifying all Partners of ongoing proceedings, both administrative and judicial, and shall represent the Partnership throughout any such proceeding. The Partners shall furnish the Tax Matters Partner with such information to allow proper notice to the Partners. If an administrative proceeding with respect to a partnership item under the Code has begun, and the Tax Matters Partner so requests, each Partner shall notify the Tax Matters Partner of its treatment of any partnership item on its federal income tax return, if any, which is inconsistent with the treatment of that item on the partnership return for the Partnership. Any settlement agreement with the Internal Revenue Service shall be binding upon the Partners only as provided in the Code. The Tax Matters Partner shall not bind any other Partner to any extension of the statute of limitations or to a settlement agreement without such Partner's written consent. Any Partner who enters into a settlement agreement with respect to any partnership item shall notify the other Partners of such settlement agreement and its terms within 30 days after the date of settlement. If the Tax Matters Partner does not file a petition for readjustment of the partnership items in the Tax Court, federal District Court or Claims Court within the 90-day period following a notice of a final partnership administrative adjustment, any notice partner or 5-percent group (as such terms are defined in the Code) may institute such action within the following 60 days. The Tax Matters Partner shall timely notify the other

Partners in writing of its decision. Any notice partner or 5-percent group shall notify the other Partners of its filing of any petition for readjustment.

15.    Bank Accounts.

        All funds of the Partnership shall be deposited in the Partnership's name in such bank account or accounts as may be designated by the Board of Representatives. Withdrawals from any such bank account or accounts shall be made only in the regular course of the business of the Partnership. All withdrawals shall be made upon the signature of such individual or individuals as the Board of Representatives shall determine.

16.    Dissolution and Winding-Up of Partnership.

        16.1    Dissolution of the Partnership.

        The Partnership shall be dissolved:

            (i)  upon the expiration of the term of the Partnership in accordance with Section 2.2 hereof;

           (ii)  with the consent of all of the General Partners;

          (iii)  on the 90th day after the occurrence of an Event of Withdrawal unless prior thereto the remaining General Partner elects to continue the business of the Partnership or any other event constituting an event of withdrawal of a General Partner under the Act;

          (iv)  the sale or other disposition of all or substantially all of the assets of the Partnership; or

           (v)  the entry of a decree of judicial dissolution under Section 17-802 of the Act.

In the event that the other General Partner elects to continue the business of the Partnership under (iii) above within such period, notice of such continuation shall be given to the withdrawing Partner within 90 days after the continuing General Partner receives notice of the Event of Withdrawal.

        16.2    Winding-Up of the Partnership.

        Upon any dissolution or termination of the Partnership, the following shall be accomplished:

          16.2.1 The Partnership shall prepare a balance sheet of the Partnership in accordance with GAAP as of the date of dissolution, which shall be reported upon by the Partnership's independent public accountants.

          16.2.2 The assets of the Partnership shall be liquidated by the General Partners as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice. It is understood and agreed that notwithstanding anything in this Agreement or in applicable law to the contrary, any Partner or its Affiliates may participate in bidding for, and may purchase, all or any portion of the assets of the Partnership or its Subsidiaries in connection with any proposed sale of the assets of the Partnership or its Subsidiaries in connection with such liquidation.

          16.2.3 The proceeds of sale of all or substantially all of the property of the Partnership and all other assets of the Partnership to be liquidated shall be applied and distributed as follows, and in the following order of priority:

            16.2.3.1 To the payment of debts and liabilities of the Partnership (including any loans to the Partnership made by Partners) and the expenses of liquidation not otherwise adequately provided for.

            16.2.3.2 To the setting up of any reserves which are reasonably necessary for any contingent liabilities or obligations of the Partnership or of the Partners arising out of, or in connection with, the Partnership.

            16.2.3.3 The remaining proceeds, to the Partners in accordance with their Applicable Percentages.

            16.2.4 If the reserves set up in accordance with Subsection 16.2.3.2 hereof are inadequate for any reason and the Partnership cannot pay all of its liabilities or obligations, none of the Partners shall be obligated to contribute to the Partnership any negative balance, if any, in their respective Capital Accounts. If such reserves are greater than required for satisfaction of the liabilities and obligations of the Partnership, then such excess shall be distributed in accordance with Subsection 16.2.3.3 hereof.

            16.2.5 The Partnership shall terminate when all property and assets owned by the Partnership to be liquidated shall have been disposed of, and the net sale proceeds, after payment of or provision for the amounts specified in Subsections 16.2.3.1 and 16.2.3.2 hereof and any assets to be distributed shall have been distributed to the Partners as provided herein.

17.    Other Activities.

        17.1    Other Ventures.

          (a)   Except as provided in Sections 17.1(b), 17.2 and 17.3 below, nothing in this Agreement shall restrict or prohibit any Partner (or any Affiliate of any Partner) from engaging in or possessing an interest in other business ventures or activities of any nature or description, independently or with others, including ventures or activities that may be competitive with the business of the Partnership and the Partners hereby waive all fiduciary, statutory and other rights to the contrary. For purposes of illustration, but without limiting the generality of the foregoing sentence, and subject to Sections 17.1(b), 17.2 and 17.3 below, such other ventures or activities may include limited partnerships or other business entities engaged in any and all aspects of the cable television industry including, but not limited, to programming ventures or activities of any nature or description and the acquisition, construction, ownership, operation and management of cable television systems. Subject to Sections 17.1(b), 17.2 and 17.3 below, neither the Partnership nor the Partners shall have any right in or claim to such other ventures of any Partner, including, but not limited to, any opportunities developed by, or the income or profits derived from, such other ventures, even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership.

          (b)   During the term of this Agreement, or for so long as Empire Sports Network is owned by the Partnership or a Subsidiary of the Partnership and the Agreement For Program License For Carriage of Fox Sports Net, between Empire Sports Partners and Liberty Fox Network Programming, LLC dated October I, 1997 (as the same may be renewed, amended, modified, extended, substituted or supplemented), is in effect whichever occurs first, TCI Parent agrees, on behalf of itself and its Affiliates, that none of the foregoing will seek any rights to carriage of the Buffalo Sabres through any Person other than the Partnership and/or its Subsidiaries. This agreement shall be for the specific benefit of the Partnership. Without limiting any other rights and remedies under this Agreement or at law or equity for a breach of this Section or any other provision of this Agreement, the Partnership shall have the right to cause this provision to be specifically enforced and to obtain equitable relief for any breach or threatened or imminent breach hereof and TCI Parent hereby waives any defense that the Partnership has an adequate remedy at law.

          (c)   The General Partners shall be required to devote to the conduct of the business of the Partnership only such time and attention as is reasonably necessary to fulfill their respective duties hereunder and under the respective Management Agreement or Programming Supply Agreement, as applicable.

        17.2    Restricted Activities.

          (a)   (i) For so long as TCI Parent (or its Affiliates) are bound by the restrictive terms of the Sprint PCS Partnership Agreement relating to "Competitive Activities", or for so long as the TCI Partner is controlled by TCI Parent, whichever occurs first, the Partnership will not conduct, market or engage in any "Competitive Activities." For purposes of this Section 17.2(a), the term "Competitive Activities" means to bid on, acquire or, directly or indirectly, own, manage, operate, join, control or finance, or participate in the management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, beneficial owner of an interest in any Person, or otherwise with, or use or permit its name to be used in connection with, any business or enterprise which (1) engages in the bidding for an acquisition of any wireless business license or engages in any wireless business, or (2) provides, offers, promotes or brands wireless telecommunications services; provided, however, that in no event shall the term "Competitive Activities" include any video entertainment distribution business delivered by wireline, microwave or satellite, LMDS or otherwise. The TCI Partner will promptly give notice once it is no longer bound by the restrictive terms of the Sprint PCS Partnership Agreement relating to Competitive Activities. The TCI General Partner represents and warrants to, and agrees with, Adelphia and the Adelphia Partners that none of the foregoing restrictions will (1) restrict the ability of Adelphia, the Adelphia Partners and their respective Affiliates (other than the Partnership) from engaging in any of the "Competitive Activities" specified in this clause (i) other than through the Partnership; (2) restrict the Partnership or its Subsidiaries from providing wireline backhaul and wireline transport of wireless communications signals on arms length and customary terms; (3) restrict the Partnership or its Subsidiaries from performing its obligations under the Billing Agreement by and between Parnassos and Adelphia Cablevision, Inc. (as the same may be amended from time to time in accordance with its terms) or the Facilities Agreement by and between Parnassos and Adelphia Cablevision, Inc. (as the same may be amended from time to time in accordance with its terms); or (4) prevent Adelphia Cablevision, Inc. (or its successors or assigns) from enjoying and exercising the rights under such Billing Agreement or Facilities Agreement.

             (ii)  Prior to January 31, 1999, or for so long as TCI Parent (or its Affiliates) is bound by the restrictive terms of that certain Parents Agreement dated as of January 31, 1996 between Tele-Communications, Inc. and Sprint Corporation (the "Parents Agreement"), whichever occurs first, the Partnership will not offer (or promote or package any of its products or services with or act as a sales agent for) wireline services (local or long distance) under the brand name of an incumbent. LEC (all RBOCs and Frontier Corporation and (GTE) or IXC (AT&T Corporation, MCI Communications Corporation, British Telecommunications, PLC, World Com, Inc., Cable & Wireless PLC, LCI International and Frontier Corporation or their respective Affiliates).

            (iii)  Prior to January 31, 1999, or for so long as TCI Parent (or its Affiliates) is bound by the restrictive terms of the Parents Agreement, whichever occurs first, the Partnership will not make its distribution facilities available to a third party in connection with offering local phone service to residential customers without making the facilities similarly available to Sprint; however, the Partnership itself may offer local phone service (subject to the restrictions in the preceding paragraph) without offering its distribution facilities to Sprint.

            (iv)  Prior to January 31, 1999, or for so long as TCI (or its Affiliates) is bound by the restrictive terms of the Parents Agreement, whichever occurs first, the Partnership will not make its distribution facilities available to any incumbent LEC (all RBOCs and Frontier and GTE) or IXC (AT&T Corporation, MCI Communications Corporation, British Telecommunications, PLC, WorldCom, Inc. Cable & Wireless PLC, LCI International and Frontier Corporation or their respective Affiliates for high speed data services without making its facilities similarly available to Sprint; however, such facilities may be made available to other third parties, including @Home or Powerlink (the entity affiliated with Adelphia that is an internet access provider and any successor to or assignee of such entity), without such facilities being made available to Sprint.

          (b)   To the extent that the TCI Partner notifies the Adelphia General Partner pursuant to Section 17.2(a)(i), that it is no longer bound by the restrictive terms of the Sprint PCS Partnership Agreement, so long as the TCI Partner is then controlled by TCI Parent, for a reasonable period of time thereafter (not to exceed 60 days), the Adelphia General Partner shall cause its appropriate Affiliate to, and the TCI Partner shall itself or shall cause its appropriate Affiliate to, negotiate in good faith to provide the TCI Partner (or its Affiliate) with the right to invest in an entity affiliated with Adelphia that (directly or indirectly) holds certain wireless communications business assets that, but for the restrictive provisions of the Sprint Partnership, would have been contributed to, held and operated by the Partnership; provided that if such assets or the equity interest in the entity or entities directly or indirectly holding such assets have been sold or otherwise disposed of, there shall be no obligation to negotiate in good faith. It is understood and agreed by all parties that such negotiation shall not encompass any right to invest in Devon Mobile Communications, L.P. (or any successor thereto) or in Hyperion Telecommunications, Inc. or its subsidiaries. It is further understood and agreed by all parties that without limiting any other considerations (including any necessary governmental or third party approvals), any investment shall be based upon fair value of the entity, shall take into account compensation to the relevant Adelphia affiliated entity for, among other things, capital invested and an equity and risk return on such capital and such investment for the TCI Partner shall also be for a similar percentage to the TCI Partner and of a similar character to the TCI Partner as if the Partnership had been able to operate such assets directly. To the extent the parties are unable for any reason to reach agreement within such 60 day period referred to above, none of the parties shall have any further obligation to each other with respect to such investment.

          (c)   The TCI Partner acknowledges and agrees that (1) nothing herein shall or shall be deemed to, obligate the Adelphia General Partner (or any of its Affiliates) to take, or refrain from taking, at any time, any actions with respect to such wireless assets (including, without limitation, selling or disposing of such assets, or the stock or ownership interest in any relevant entity in whole or in part or directly or indirectly), such actions or inactions all without any claim by the TCI Partner or its Affiliates; and (2) subject only to the good faith negotiation herein provided, neither the TCI Partner nor any of its Affiliates shall have any right in or claim to the profits from or any interest in such assets or the entity or entities that directly or indirectly hold such assets.

        17.3    Prohibited Cross-Interests.

          (a)   Each Partner agrees that, during the term of this Agreement, neither such Partner nor any Affiliate of such Partner shall, directly or indirectly, acquire any interest in any business or in any Person if the acquisition of such interest would cause the Partnership or any Subsidiary to be in violation of any Ownership Restriction. For purposes of this Section 17.3, the term "Ownership Restriction" means any provision of the Communications Act of 1934, as amended, or any other law, or any rule, regulation, or policy of the FCC promulgated thereunder restricting the ownership and control of communications properties (including cable television systems, television broadcast stations, radio broadcast stations, telephone companies, programming entities and newspapers), including those relating to cross-ownership and cross-interest, as those terms are commonly understood in the communications industry.

          (b)   If, during the term of this Agreement, there is a Formal Determination that the holding of a Partnership Interest by the TCI Partner causes the Partnership or any Subsidiary to be in violation of any Ownership Restriction, then the provisions of Section 17.3(b)(1), (2), (3), (4) and (5)(i) shall apply. For purposes of this Section 17.3, a "Formal Determination" means (i) an agreement between the Adelphia General Partner and the TCI Partner, (ii) a written determination by the FCC (including a determination by staff employees of the FCC acting under delegated authority), regardless of whether such determination is subject to administrative or judicial review, reconsideration, or appeal, or (iii) a decision of any court of competent jurisdiction, regardless of whether such decision is subject to administrative or judicial review, reconsideration or appeal, unless in the case of either clause (ii) or clause (iii), the Adelphia General Partner and the TCI Partner mutually agree that the provisions of this Section 17.3 shall not apply pending completion of any administrative or judicial review, reconsideration, or appeal. The Adelphia General Partner and the TCI Partner will use their respective good faith efforts, after consultation with legal counsel, to reach an agreement as to whether the holding of a Partnership Interest by the TCI Partner causes the Partnership or any Subsidiary to be in violation of any Ownership Restriction.

            (1)   The Partnership will use reasonable efforts to obtain a stay of any enforcement action by the FCC against the Partnership or any Subsidiary as a result of any such violation of an Ownership Restriction, and the Partners will cooperate reasonably with the Partnership in such efforts, to the extent necessary to prevent such violation from having a material adverse effect on the Partnership and the Subsidiaries before it is cured. For purposes of this Section 17.3, a material adverse effect on the Partnership and the Subsidiaries includes the loss of any licenses issued by the FCC that, in the aggregate, are material to the operation of the business of the Partnership and its Subsidiaries, the imposition of any fines or forfeitures that, in the aggregate, are material in amount, and limitations on the ability of the Partnership or any Subsidiary to conduct its business in the ordinary course consistent with past practices.

            (2)   The Partnership and the Partners will cooperate reasonably with each other and negotiate in good faith with the FCC to obtain a determination by the FCC (including a determination by staff employees of the FCC acting under delegated authority) that certain actions proposed to be taken by the TCI Partner or its Affiliates would cure any such violation of an Ownership Restriction. The actions proposed to be taken by the TCI Partner or its Affiliates to cure such violation may be those that, in the TCI Partner's judgment, are least detrimental to the TCI Partner and its Affiliates, and may include the divestiture of any asset or the restructuring of any investment.

            (3)   The TCI Partner agrees to take all actions reasonably necessary to cure any such violation of an Ownership Restriction; provided, however, that:

              (A)  If the Partnership and the TCI Partner receive a determination by the FCC (including determination by staff employees of the FCC acting under delegated authority) that certain actions proposed to be taken by the TCI Partner or its Affiliates would cure such violation, then, if the TCI Partner or its Affiliates take such actions, the TCI Partner shall not be required to take any other action under this Section 17.3 to cure such violation until such time, if any, that there is a subsequent Formal Determination that such actions did not cure such violation;

              (B)  the TCI Partner shall not be required to take any action to cure such violation prior to the time at such violation would have a material adverse effect on the Partnership and the Subsidiaries;

              (C)  the TCI Partner shall not be required to take any action to cure any violation that arose from any acquisition made by the Partnership or any Subsidiary in violation of Section 17.3(c).

            (4)   Without limiting any other provision hereof, and notwithstanding any other provision hereof, if the violation has not been cured within two years from the date of a Formal

    Determination, the actions that the TCI Partner shall be required to take pursuant to Section 17.3(b)(3), shall include, to the extent necessary to cure such violation, executing amendments to this Agreement to convert its Partnership Interest to that of a Limited Partner and to eliminate any right of the TCI Partner under this Agreement (other than its right to allocations of income or losses, its right to distributions or its right to approve any sale of assets that would result in the allocation of income or gain to the TCI Partner pursuant to Section 704(c) of the Code) in a manner sufficient to cure such violation.

            (5)   Without limiting any other provision hereof, and notwithstanding any other provision hereof, to the extent that either (i) within two years from the date of a Formal Determination any violation of an Ownership Restriction has not been cured by the TCI Partner or (ii) any acquisition proposed by the Adelphia General Partner to be entered into or made by the Partnership or a Subsidiary has been prevented because of the interest held by the TCI Partner in the Partnership for a period of two years from the date of the notice given pursuant to Section 17.3(c) below, then in either such event, the Adelphia General Partner shall have the option at any time thereafter of causing the TCI Partner to exercise the Early Put, in which event the appropriate provisions of Section 13 shall become applicable.

          (c)   The Adelphia General Partners will cause the Partnership and any Subsidiary not to acquire directly or indirectly any interest in any business or in any Person if, at the time that the Partnership or Subsidiary were to enter into a binding agreement to effect such acquisition, the Adelphia General Partner had actual knowledge that such acquisition would cause the Partnership, either Partner or any Affiliate of either Partner to be in violation of any Ownership Restriction; provided, however, that if the Adelphia General Partner desires to cause the Partnership or any Subsidiary to acquire any interest in any business or in any Person and the Adelphia General Partner does not have actual knowledge that such acquisition would cause the Partnership, either Partner or any Affiliate of either Partner to be in violation of any Ownership Restriction, then either (i) the Adelphia General Partner shall provide written notice to the Partners of such proposed acquisition at least 30 days prior to entering into a binding agreement to effect such acquisition and specifically request that any Partner notify the Adelphia General Partner within 30 days if such proposed acquisition would cause the Partnership or such Partner or any of its Affiliates to be in violation of any Ownership Restriction (and such Partner shall, in connection with such notification, provide specific detail as to the nature of such violation), or (ii) if the Adelphia General Partner does not send the Partners the notice described in (i) above and the Adelphia General Partner causes a binding agreement to effect such acquisition to be executed, then if such acquisition causes the Partnership, any Partner or any Affiliate of any Partner to be in violation of any Ownership Restriction, the Adelphia General Partner will cause the Partnership and any Subsidiary to take all actions necessary to cure any such violation of an Ownership Restriction and shall indemnify and hold harmless any Partner and any Affiliate of any Partner for all losses, costs, and expenses resulting from any violation of any Ownership Restriction by any Partner or any Affiliate of any Partner caused by such acquisition. To the extent the Adelphia General Partner sends the notice described in (i) above, and has not received notification from a Partner of a violation within such 30 day period or at any later time that is prior to executing a binding agreement for such acquisition, it shall be free to enter into and consummate a binding agreement for such acquisition without any liability to any Partner (or any Affiliates thereof). To the extent that the Adelphia General Partner sends the notice described in (i) above and receives a notification from a Partner of a violation within such 30-day period or at any later time that is prior to executing a binding agreement for such acquisition, then the Adelphia General Partner shall be conclusively presumed to have actual knowledge that such acquisition would cause a violation.

18.    Indemnification of Partners.

        18.1    Indemnification.

          18.1.1 To the fullest extent permitted by law, each General Partner and each of the Limited Partners, their Affiliates and their respective directors, officers, shareholders, partners, employees, representatives and agents, and their Representatives (individually, an "Indemnitee") shall each be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint and several), expenses (including legal fees and expenses), costs, charges, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (including, without limitation, any and all claims, demands, actions, suits or proceedings by, against or in the right of the Partnership), civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (w) any General Partner, a Limited Partner or an Affiliate of any such Partner or (x) a director, officer, shareholder, partner, employee, representative or agent of the General Partner, a Limited Partner or an Affiliate of any such Partner or (y) a Person serving at the request of the Partnership for another entity in a similar capacity, or (z) as a Representative, which result from, relate to or arise out of the Partnership, its property, business or affairs, regardless of whether the Indemnitee continues to be a Partner or a Representative or an Affiliate or a director, officer, shareholder, partner, employee, representative or agent of a Partner or an Affiliate or a director, officer, shareholder, partner, employee, representative or agent of a Partner or an Affiliate thereof at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it in good faith believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful and (ii) the Indemnitee's conduct did not constitute gross negligence or willful misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in clause (i) or (ii) above. Any indemnification pursuant to this Section 18.1 shall be made only out of the assets of the Partnership, without recourse to any Partner.

          18.1.2 To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 18.1.

          18.1.3 The indemnification provided by this Section 18.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to action in the Indemnitee's capacity as the General Partner, Representative, Limited Partner or an Affiliate of any such Partner or as a director, officer, partner, employee or agent of the General Partner, Limited Partner or an Affiliate of any such Partner and to action in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

          18.1.4 The Partnership may purchase and maintain insurance on behalf of any Partner and such other Persons as the General Partner shall determine against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

          18.1.5    In no event shall an Indemnitee subject the Partners to personal liability by reason of these indemnification provisions.

          18.1.6    An Indemnitee shall not be denied indemnification in whole or in part under this Section 18.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          18.1.7    The provisions of this Section 18 are for the benefit of the lndemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Person.

19.    Expenses.

        19.1    Compensation and Reimbursement.

          19.1.1    Except as expressly provided herein or in agreements entered into with the Partnership as authorized hereby or referred to herein, no Partner shall be entitled to compensation from the Partnership.

          19.1.2    Except as provided for in the Programming Supply Agreement: (i) the Partnership shall not be obligated to purchase programming services through the Programming Supply Agreement, and (ii) the Adelphia Partner or its Affiliates may obtain any programming services for the Partnership, at the Partnership's expense, directly through the Adelphia General Partner's or its Affiliates' affiliation agreements with programming suppliers, with no further obligation to the Partnership other than the obligation to reimburse the Partnership for the excess, if any, of the Adelphia General Partner's or its Affiliates' monthly license fees for such services over the monthly license fees for such services offered pursuant to the Programming Supply Agreement. If the Partnership obtains programming services from the Adelphia Partner or its Affiliates for which reimbursement is due to the Partnership pursuant to the preceding sentence, the Adelphia General Partner shall or shall cause its Affiliates to, reimburse all such sums to the Partnership, on a quarterly basis, along with a statement signed by a duly authorized officer of the Adelphia General Partner certifying to the accuracy of the reimbursement. The Adelphia General Partner agrees to keep and maintain (or cause to be kept and maintained) accurate books and records relating to the reimbursement in accordance with generally accepted accounting principles. Such books and records shall be made available to the Partnership for inspection and audit upon reasonable notice to the Adelphia General Partner.

          19.1.3    During the term of this Agreement, if the TCI Partner or its Affiliates are permitted to pass through to the Partnership the benefits under its purchasing agreements, if the Adelphia General Partner, on behalf of the Partnership, so requests, the TCI Partner shall, and shall cause its Affiliates to, pass through such benefits to the Partnership and shall use commercially reasonable efforts to have such purchasing agreements permit such pass through of benefits.

20.    Removal of Adelphia General Partner.

        20.1    Standards for Removal.

        The provisions of this Section 20 shall apply if:

          (a)   a court of competent jurisdiction sitting in Pittsburgh, Pennsylvania finds that the Adelphia General Partner has engaged in conduct while acting as General Partner that constitutes either fraud against the Partnership or TCI or a felony involving moral turpitude and that such conduct has resulted in material harm to the Partnership or TCI, and

          (b)   the finding described in Section 20.1(a) has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and is not the subject of any pending request for judicial review, reconsideration, appeal, or stay, and

          (c)   the time for filing any further request for judicial review, reconsideration, appeal, or stay of the finding described in Section 20.1(a) has expired.

        20.2    Effects and Consequences.

        In the event each of the conditions specified in Section 20.1 are satisfied, then and in such event:

          (a)   The TCI General Partner shall have the power to appoint three members of the Board of Representatives and the Adelphia General Partner shall have the power to appoint two members of the Board of Representatives, provided that such change in composition of the Board of Representatives shall be subject to and conditioned upon receipt of all necessary governmental approvals and other material third party consents, and to the extent the Adelphia General Partner so elects pursuant to Section 20.2(d) below, the Partnership Interests of the Adelphia Partners shall have been purchased in accordance with the provisions of Section 20.2(d) below.

          (b)   The provisions of Section 7.5 of this Agreement shall continue to apply and to the extent the TCI General Partner is granted any other approval or consent rights pursuant to the terms of this Agreement, the Adelphia General Partner shall have and shall be deemed to have such other approval or consent rights.

          (c)   The Management Agreement shall continue in full force and effect unless otherwise determined by the Board of Representatives by majority vote.

          (d)   (i) Unless the Adelphia General Partner otherwise elects pursuant to this Section 20.2(d), the Adelphia General Partner shall retain its Partnership Interest and all rights associated therewith (modified in accordance with this Section 20.2 and the other Adelphia Partners shall retain their Partnership Interests). In the event each of the conditions specified in Section 20.1 are satisfied, the Adelphia General Partner may elect by written notice given to the TCI General Partner within ten Business Days after the condition specified in Section 20.1(c) is satisfied to have the TCI General Partner purchase all but not less than all of the Partnership Interests of the Adelphia Partners in accordance with the terms of this Section 20.2(d).

           (ii)  The purchase price for the Partnership Interests of the Adelphia Partners shall be payable in cash at closing and shall be equal to the amount derived by multiplying (1) the Applicable Percentage of the Adelphia Partners on the date of the election by the Adelphia General Partner referred to in Section 20.2(d)(i) above by (2) the Fair Market Value of the Partnership. The closing of the purchase and sale of the Partnership Interests shall take place within the same time frames specified in Section 13.1.4 as if such provisions were applicable to the purchase of the Partnership Interests of the Adelphia Partners and interest shall be payable at the same times and in the same amount as applicable in Section 13.1.4 as if such provisions were applicable to the purchase of the Partnership Interests of the Adelphia Partners.

          (iii)  For purposes of determining the Fair Market Value of the Partnership, the provisions of Section 13.2.2(a), (b) and (d) hereof shall be applicable.

          (e)   The rights of the TCI Partner under this Section 20 are in addition to any other rights and remedies available to TCI at law or equity as a result of any conduct by the Adelphia General Partner described in Section 20.1(a).

21.    Miscellaneous.

        21.1    Notices.

        Any notice or communication required hereunder shall be in writing and either delivered personally to an officer of the addressee or mailed first class and registered, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, by facsimile or by nationally recognized overnight courier or, if mailed, 48 hours after the time of mailing, to the address (and, if applicable, the facsimile number) as set forth on Schedule I hereto (or to such other address or addresses or numbers as such Person may subsequently designate by notice given hereunder).

        21.2    Entire Agreement.

        Except for the agreements expressly referred to herein, this Agreement constitutes the entire agreement among the parties with respect to the Partnership, and this Agreement may be amended, modified or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by all the Partners and each successor agrees to be bound by any such instrument with the same force and effect as if it had executed the same; provided that nothing herein shall be deemed to limit the obligations of the TCI Partners to execute amendments contemplated by Section 9.1.3 hereof.

        21.3    Counterparts.

        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        21.4    Further Assurances.

        Each of the Partners hereby agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary to more fully effectuate this Partnership, carry on the Partnership's business and effectuate this Agreement.

        21.5    Variations of Pronouns.

        All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.

        21.6    Non-Waiver.

        No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any Partner of any right hereunder or of any failure to perform or breach hereof by any other Partner constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other Partner, whether of a similar or dissimilar nature thereof.

        21.7    Survival of Rights, Duties and Obligations.

        Termination of the Partnership shall not release any party from any liability which at the time of termination had already accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such termination.

        21.8    Severability.

        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

        21.9    Confidentiality.

        Each Partner shall treat all non-public information relating to the Partnership Business (the "Confidential Information") in accordance with its customary policies regarding its own confidential information, provided that no Partner shall be liable to the Partnership or any Partner therein in damages for any failure to comply with the covenant contained in this Section 21.9 except in any case involving gross negligence, willful misconduct or fraudulent misconduct on the part of such Partner.

        21.10    GOVERNING LAW.

        THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

        21.11    Table of Contents and Headings.

        The table of contents and the descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        21.12    Representations and Warranties of Partners.

        By execution and delivery this Agreement, each of the Partners (i) represents and warrants to each of the other Partners that its interest in the Partnership is intended to be and is being acquired solely for its own account for investment and with no present intention of distribution or reselling all or any part thereof; (ii) acknowledges that it is aware that interests in the Partnership have not been registered under the Securities Act of 1933, that interests in the Partnership cannot be sold or otherwise disposed of unless they are registered thereunder or unless an exemption from such registration is available, and that the Partnership has no current intention of so registering interests in the Partnership thereunder, and that accordingly it is able and is prepared to bear the economic risk of making the Capital Contribution contemplated hereby with respect to its interest in the Partnership and the holding by the Partnership of unregistered securities and to suffer a loss in connection with the investment by the Partnership in such securities; and (iii) represents to each of the other Partners (a) that it is authorized, and has all requisite power and authority, to become a Partner and make its Capital Contributions; (b) that this Agreement has been duly and validly executed by it and constitutes its valid and binding obligation enforceable in accordance with its terms; (c) performance of this Agreement complies in all material respects with all laws applicable to it or to which it is subject and does not violate, breach or conflict with any agreement to which it is a party or by which it or its assets are bound; and (d) that it has obtained all material consents or approvals, if any, of governmental bodies having jurisdiction over it necessary in connection with its execution, delivery and performance of this Agreement. Each Partner further represents to each of the other Partners that its knowledge and experience in financial and business matters are such that it is capable of evaluating, and has evaluated, the risks of making the Capital Contribution hereby contemplated and the risks of the purchase of securities in the Partnership.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

ADELPHIA WESTERN NEW YORK HOLDINGS, L.L.C.
By:	Adelphia Communications Corporation, Member
By:	/s/ JAMES BROWN
	Name:	James Brown
	Title:	Vice President
MONTGOMERY CABLEVISION, INC.
By:	/s/ JAMES BROWN
	Name:	James Brown
	Title:	Vice President
TCI ADELPHIA HOLDINGS, LLC
By:	TCI New York Holdings, Inc., Its Managing Member
By:	/s/ WILLIAM R. FITZGERALD
	Name:	William R. Fitzgerald
	Title:	Vice President

        For purposes of Sections 12.3, 13 and 17.1(b) only and insofar as applicable to such entities:

ADELPHIA COMMUNICATIONS CORPORATION
By:	/s/ JAMES R. BROWN
	Name:	James R. Brown
	Title:	Vice President
TCI COMMUNICATIONS, INC.
By:	/s/ WILLIAM R. FITZGERALD
	Name:	William R. Fitzgerald
	Title:	Executive Vice President